Exhibit 10.21

OFFICE LEASE

BY AND BETWEEN

M WEST PROPCO XX, LLC,

a Delaware limited liability company

as Landlord

and

ENOVIX CORPORATION,

a Delaware corporation

as Tenant

For Premises located at

3501 W. Warren Avenue,

Fremont, California

MWest Lease Propco XX. LLC

[Enovix Corporation]

LEASE

This Lease is dated as of the date specified in Section A of the Summary of Basic Lease Terms and is made by and between the party identified as Landlord in Section B of the Summary and the party identified as Tenant in Section C of the Summary.

SUMMARY OF BASIC LEASE TERMS

SECTION
(LEASE REFERENCE)		TERMS

A.	Date:	December 4, 2013

B.	Landlord:	M West Propco XX, LLC
a Delaware limited liability company

C.	Tenant:	Enovix Corporation,
a Delaware corporation

D.	Premises: (§ 1.1)	That area consisting of approximately 37,738 rentable square feet of space in the Building and commonly known as 3501W. Warren Avenue, as further set forth on Exhibit A attached hereto.

E.	Building: (§ 1.2)	That certain one (1) story office building consisting of approximately 68,658 rentable square feet and located at the intersection of W. Warren Avenue and Fremont Boulevard, Fremont, California.

F.	Project:	That certain office project described further in Section 1.1.2 of this Lease.
(§ 1.2)

G.	Tenant’s Share: (§ 3.2.2.5)	54.9652% of the Building, based on the ratio that the rentable square footage of the Premises bears to the total rentable square footage in the Building.

H.	Tenant’s Allocated Parking: (Art. 19)	3.3 unreserved parking passes for every 1,000 rentable square feet of the Premises (i.e., one hundred twenty-four (124) unreserved parking passes, based on 37,738 rentable square feet in the Premises).

I.	Lease Term:	Eighty-four (84) months (plus any partial month at the beginning of the Lease Term).
(§ 2.1)

J.	Lease Commencement Date: (§ 2.1)	The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises, and (ii) January 1, 2014,

K.	Lease Expiration Date: (§ 2.1)	The last day of the calendar month in which the seventh (7th) anniversary of the Lease Commencement Date occurs; provided, however, to the extent the Lease Commencement Date occurs on the first day of a calendar month, then the Lease Expiration Date shall be the day immediately preceding the seventh (7th) anniversary of the Lease Commencement Date.

L.	Base Monthly Rent:
(§ 3.1)

			Approximate Monthly
Period During			Base Rental Rate per
Lease Term	Annual Base Rent	Base Monthly Rent*	Rentable Square Foot
Lease Months 1 – 12**	$375,870.48	$31,322.54	$0.83
Lease Months 13 – 24	$389,025.95	$32,418.83	$0.86
Lease Months 25 – 36	$402,641.85	$33,553.49	$0.89
Lease Months 37 – 48	$416,734.32	$34,727.86	$0.92
Lease Months 49 – 60	$431,320.02	$35,943.34	$0.95
Lease Months 61 – 72	$446,416.22	$37,201.35	$0.99
Lease Months 73 – 84	$462,040.79	$38,503.40	$1.02

*The initial installment of Base Monthly Rent was calculated by multiplying the initial Approximate Monthly Base Rental Rate per Rentable Square Foot by the number of rentable square feet of space in the Premises, and the Annual Base Rent was calculated by multiplying the corresponding installment of Base Monthly Rent by twelve (12). In all subsequent Base Rent payment periods during the Lease Term, the calculation of Annual Base Rent (and subsequent installment of Base Monthly Rent) reflects an annual increase of three and one-half percent (3.5%).

**Subject to the terms set forth in Section 3.1 below, the monthly installment of Base Monthly Rent for the first nine (9) Lease Months shall be abated.

M.	Prepaid Rent:	$31,332.54.
	(§ 3.3)

N.	Security Deposit:	$38,503.40, subject to the terms of Section 3.6 of the Lease.
	(§ 3.6)

O.	Permitted Use: (§ 4.1)	The Premises shall be used solely for (i) general office use, (ii) research and development, product testing and laboratory use, (iii) light manufacturing, (iv) storage, and (v) uses incidental to the foregoing (collectively, the “Permitted Uses”) in connection with Tenant’s production of small batteries, to the extent consistent with the Project, but for no other purpose, and in all cases subject to the terms and conditions set forth in Article 4 of the Lease and all applicable Laws.

P.	Landlord’s Address:	M West Propco XX, LLC
c/o MWest Properties
3351 Olcott Street
Santa Clara, CA 95054
Attn: Property Manager

	With copies to:	DivcoWest Real Estate Services, Inc.
575 Market Street, 35th floor
San Francisco, CA 94105
Attn: Steve Novick

and:

DivcoWest Real Estate Services, Inc.
575 Market Street, 35th Floor
San Francisco, CA 94105
Attn: Jackie Moore, Esq.

and:

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, CA 90067
Attn: Tony N. Natsis, Esq.

Q.	Tenant’s Address:	Enovix Corporation
3481 W. Warren Avenue
Fremont, California 94538

R.	Brokers:	Tenant’s Broker:
	(§ 21.30)	CBRE, Inc.
225 W. Santa Clara St., 10th Floor
San Jose, CA 95113
Attention: Tom Taylor, Chris Shepherd

Landlord’s Broker:
CBRE, Inc.
225 W. Santa Clara St., 10th Floor
San Jose, CA 95113
Attention: Sherman Chan, Joe Kelly, Matt Wersel

S.	Intentionally Omitted

T.	Tenant Improvement Allowance:	$320,000.00.
(§ 2.1 of Exhibit B)

The foregoing Summary is hereby incorporated into and made a part of this Lease. Each reference in this Lease to any term of the Summary shall mean the respective information set forth above and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between the Summary and the Lease, the Summary shall control.

ARTICLE 1

PREMISES, BUILDING, PROJECT AND COMMON AREAS

1.1       Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises set forth in Section D of the Summary for the Lease Term and upon the terms and conditions set forth in this Lease. Landlord reserves the right to use the exterior walls, floor, and roof in, beneath and above the Premises for the installation, repair, maintenance, use, and replacement of structural systems, utility lines and systems, ducts, wires, conduits and pipes leading through the Premises as Landlord deems necessary. In exercising its rights reserved herein, Landlord shall not unreasonably interfere with the operation of Tenant’s business operations from the Premises.

1.2       Building and Project. The Premises are a part of the building set forth in Section E of the Summary (the “Building”). The Building is part of the office project set forth in Section F of the Summary. The term “Project”, as used in this Lease, shall mean (i) the Building and the Common Areas (as defined in Section 1.3 below), (ii) the land (as improved with any landscaping, parking improvements and other improvements) upon which the Building and the Common Areas are located, and (iii) at Landlord’s reasonable discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project.

1.3       Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants and occupants at the Project, and subject to any rules and regulations promulgated by Landlord from time to time pursuant to Section 4.5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants or occupants at the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, are collectively referred to herein as the “Common Areas”). The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and the use thereof shall be subject to any rules and regulations, as amended, promulgated by Landlord from time to time in Landlord’s reasonable discretion. Landlord reserves the right to temporarily close, make alterations or additions to, or change the location of elements of the Project and the Common Areas. Landlord reserves the right, without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of Rent, to: (i) close any part of the Common Areas to whatever extent required in Landlord’s opinion to prevent a dedication thereof or the accrual of any prescriptive rights therein; (ii) temporarily close the Common Areas to perform repairs or maintenance, or for any other reason deemed necessary by Landlord; (iii) change the shape, size, location and extent of the Common Areas; (iv) eliminate from or add to the Common Areas any land or improvement; (v) make changes to the Common Areas including, without limitation, changes in the location of driveways, entrances, passageways, doors and doorways, elevators, stairs, restrooms, exits, parking spaces, parking areas, sidewalks or the direction of the flow of traffic and the site of the Common Areas; and (vi) change the name or address of the Building or Project. In exercising its rights with regard to the Common Area set forth above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises.

1.4       Rentable Square Feet of Premises. Landlord and Tenant hereby stipulate and agree that the rentable square footage of the Premises is as set forth in Section D of the Summary.

1.5       Expansion Space. Landlord hereby grants to the originally named Tenant herein (“Original Tenant”) and any “Permitted Assignee” (as that term is defined in Section 14.9 below) the option to lease approximately 14,904 rentable square feet of space in the Building, which space is commonly known as 3481 W. Warren Avenue (the “Warren Expansion Space”), upon the terms and conditions set forth in this Section 1.5 and this Lease.

1.5.1.       Method of Exercise. The expansion option contained in this Section 1.5 shall be exercised only by Original Tenant and any Permitted Assignee (and not by any assignee, sublessee or other “Transferee,” as that term is defined in Section 14.1 of this Lease, of Tenant’s interest in this Lease). If Tenant elects to exercise its expansion option, then on or before the first (1st) anniversary of the Lease Commencement Date (for purposes of this Section 1.5, such period between the Lease Commencement Date and the first (1st) anniversary of such Lease Commencement Date shall be referred to as the “Expansion Period”), Tenant shall deliver written notice to Landlord stating that Tenant has elected to exercise its expansion option with respect to the Warren Expansion Space (“Tenant’s Expansion Notice”).

1.5.2.       Delivery of the Warren Expansion Space. Landlord shall deliver the Warren Expansion Space to Tenant, and the term of Tenant’s lease of the Warren Expansion Space shall commence on the date that occurs five (5) business days after the parties execute the “Expansion Space Amendment” (as that term is defined in Section 1.5.7 below) and Landlord has received the “Expansion Space Security Deposit” (as that term is defined in Section 1.5.6 below) from Tenant (the “Warren Expansion Space Commencement Date”) and shall expire on the Lease Expiration Date, as the same shall be extended pursuant to Section 1.5.3 below.

1.5.3.       Lease Expiration Date. As of the Warren Expansion Space Commencement Date, the Lease Expiration Date shall be extended to the last day of the calendar month in which the tenth (10th) anniversary of the Lease Commencement Date occurs (provided, however, to the extent the Lease Commencement Date occurs on the first day of a calendar month, then the new Lease Expiration Date shall be the day immediately preceding the tenth (10th) anniversary of the Lease Commencement Date).

1.5.4.       Base Monthly Rent.

1.5.4.1       Initial Premises. Effective as of the next installment of Base Monthly Rent due and payable by Tenant after the Warren Expansion Space Commencement Date, the Monthly Base Rental Rate per rentable square foot of the initial Premises shall increase by Zero and 30/100 Dollars ($0.30) per rentable square foot until the next anniversary of the Lease Commencement Date, and thereafter, on each anniversary of the Lease Commencement Date, the Monthly Base Rental Rate for the initial Premises shall increase by three and one-half percent (3.5%), which product shall be further increased by Zero and 30/100 Dollars ($0.30) per rentable square foot, and then that sum shall be multiplied by the total rentable square footage for the initial Premises.

1.5.4.2     Warren Expansion Space. The Monthly Base Rental Rate per rentable square foot payable by Tenant for the Warren Expansion Space shall be equal to the Monthly Base Rental Rate per rentable square foot then due and payable by Tenant for the initial Premises pursuant to the terms and conditions of this Lease (including, without limitation, Section 1.5.4.1 above).

1.5.5.       Construction of Expansion Space. Tenant shall take the Warren Expansion Space in its then existing, “AS-IS” condition as of the Warren Expansion Space Commencement Date. Upon the Warren Expansion Space Commencement Date, Section T of the Summary of this Lease shall be amended to delete the figure “$320,000.00” and replace with the figure “$2,070,000.00,” which amount may be applied to costs relating to the design and construction of Tenant’s improvements that are permanently affixed to the initial Premises and/or the Warren Expansion Space. The construction of improvements in the Warren Expansion Space shall comply with the terms of Exhibit B attached to this Lease.

1.5.6.       Security Deposit.

1.5.6.1       In General. As part of the “Expansion Space Amendment” (as that term is defined in Section 1.5.7 below), the Security Deposit shall be increased to an amount equal to nine (9) months of Base Monthly Rent for the entire Premises (i.e., the initial Premises and the Warren Expansion Space) for the last month of the Lease Term (as the same may be extended pursuant to Section 1.5.3 above). Concurrently with Tenant’s execution of the Expansion Space Amendment, Tenant shall deliver to Landlord an amount equal to the difference between (i) such amount, and (ii) the amount of the Security Deposit then held by Landlord (such amount, the “Expansion Space Security Deposit”) as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Notwithstanding anything to the contrary set forth in this Lease, the parties hereby agree that the “Initial Security Deposit” and any “Additional Security Deposit” (as those terms are defined in Section 3.6 below) and the Expansion Space Security Deposit shall collectively be treated as a single “Security Deposit” for all purposes under the Lease.

1.5.6.2       Reduction of Security Deposit. As of the Warren Expansion Space Commencement Date, subject to the terms of this Section 1.5.6.2, the amount of the Security Deposit shall be reduced by twenty-five percent (25%) during the Lease Term on the third (3rd) anniversary of the Lease Commencement Date, and each anniversary thereafter, through and including the seventh (7th) anniversary of the Lease Commencement Date (each of the third (3rd), fourth (4th), fifth (5th), sixth (6th) and seventh (7th) anniversaries of the Lease Commencement Date, a “Reduction Date”). Notwithstanding the foregoing or any provision to the contrary in this Lease, the Security Deposit shall not reduce on any Reduction Date to the extent that Tenant fails to tender to Landlord evidence reasonably satisfactory to Landlord that Tenant satisfies the “Reduction Conditions” (as that term is defined below). For purposes of this Section 1.5.6.2, the “Reduction Conditions” shall mean (a) Tenant has timely paid all monthly installments of “Rent” (as that term is defined in Section 3.2 below) under this Lease, (b) no monetary or material non-monetary default exists under this Lease, and (c) Tenant’s tangible net worth, as evidenced by financial statements delivered to Landlord and certified by an independent certified public accountant in accordance with generally accepted accounting principles that are consistently applied (“Net Worth”), is at least equal to Tenant’s Net Worth as of the date of this Lease.

1.5.7.       Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the Warren Expansion Space as set forth herein, then, within fifteen (15) days thereafter, Landlord and Tenant shall execute an amendment (the “Expansion Space Amendment”) adding the Warren Expansion Space to this Lease upon the same terms and conditions as the initial Premises, except as otherwise set forth in this Section 1.5. For purposes of calculating Tenant’s obligations under Article 3 of this Lease, Tenant’s Share shall be increased by an amount equal to the rentable square footage of the Warren Expansion Space leased by Tenant pursuant to this Section 1.5 divided by the total rentable square footage of the Building. Except to the extent inconsistent with the provisions of this Section 1.5, all provisions of the Lease which vary based upon the rentable square footage of the Premises shall be adjusted to reflect the addition of the Warren Expansion Space to the Premises. The Expansion Space Amendment, if applicable, shall be executed by Landlord and Tenant within fifteen (15) days following Tenant’s exercise of its expansion option for the Warren Expansion Space; provided, however, an otherwise valid exercise of Tenant’s expansion option shall be of full force and effect irrespective of whether the Expansion Space Amendment is timely signed by Landlord and Tenant.

1.5.8.       Termination of Expansion Option. The rights contained in this Section 1.5 shall be personal to Original Tenant, and may only be exercised by Original Tenant and its Permitted Assignees (and not by any assignee, sublessee, or other Transferee of Tenant’s interest in this Lease) if the Lease then remains in full force and effect and if Original Tenant or its Permitted Assignee occupies the entire Premises. Tenant shall not have the right to lease the Warren Expansion Space as provided in this Section 1.5 if, as of the date of the attempted exercise of the expansion option by Tenant, or as of the scheduled Warren Expansion Space Commencement Date, Tenant is in monetary or material non-monetary default under this Lease . If Tenant fails to exercise the expansion option set forth in this Section 1.5 prior to the expiration of the Expansion Period, then Tenant’s expansion option shall automatically terminate and be of no further force or effect.

1.6       Right of First Refusal with respect to 46600 Fremont Boulevard. If, and only if, Tenant timely exercises its expansion option described in Section 1.5 of this Lease with respect to the Warren Expansion Space, and subject to the terms and conditions of this Section 1.6 below, Landlord hereby grants to the Original Tenant and its Permitted Assignees a one-time right of first refusal with respect to approximately 16,016 rentable square feet of space in the Building, which space is commonly known as 46600 Fremont Boulevard (the “Fremont ROFR Space”).

1.6.1.       Procedure for Offer. Landlord shall notify Tenant (the “Fremont ROFR Notice”) during the twelve (12) month period following the date of Tenant’s Expansion Notice (the “ROFR Period”) when and if Landlord has agreed to the fundamental economic terms for lease of the Fremont ROFR Space to a third party. Pursuant to such Fremont ROFR Notice, Landlord shall offer to lease to Tenant the Fremont ROFR Space. The Fremont ROFR Notice shall describe the Fremont ROFR Space, and the lease term, rent and other fundamental economic terms and conditions upon which Landlord proposes to lease such Fremont ROFR Space to a third party.

1.6.2.       Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the Fremont ROFR Space described in the Fremont ROFR Notice, then within five (5) business days of delivery of the Fremont ROFR Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s exercise of its right of first refusal with respect to all of the Fremont ROFR Space described in the Fremont ROFR Notice, at the rent, for the term, and upon the other fundamental economic terms and conditions contained in such Fremont ROFR Notice. If Tenant does not so notify Landlord within such five (5) business day period of Tenant’s exercise of its first refusal right, then Landlord shall be free to negotiate and enter into a lease for the Fremont ROFR Space with anyone whom it desires on any terms Landlord desires.

1.6.3.       Amendment to Lease. If Tenant timely exercises Tenant’s right of first refusal to lease the Fremont ROFR Space as set forth herein, Landlord and Tenant shall, within fifteen (15) days thereafter, execute an amendment (the “ROFR Space Amendment”) adding the Fremont ROFR Space to this Lease upon the express terms and conditions set forth in the Fremont ROFR Notice, but otherwise upon the terms and conditions set forth in this Lease and this Section 1.6. The ROFR Space Amendment, if applicable, shall be executed by Landlord and Tenant within fifteen (15) days following Tenant’s exercise of its right to lease the Fremont ROFR Space; provided, however, an otherwise valid exercise of Tenant’s right of first refusal shall be of full force and effect irrespective of whether the ROFR Space Amendment is timely signed by Landlord and Tenant.

1.6.4.       Termination of First Refusal Right. The rights contained in this Section 1.6 shall be personal to Original Tenant, and may only be exercised by Original Tenant and its Permitted Assignees (and not by any assignee, sublessee, or other Transferee of Tenant’s interest in this Lease) if the Lease then remains in full force and effect and if Original Tenant occupies the entire Premises (i.e., the initial Premises and the Warren Expansion Space). Tenant shall not have the right to lease the Fremont ROFR Space as provided in this Section 1.6 if, as of the date of the attempted exercise of the right of first refusal by Tenant, or as of the scheduled date of delivery of the Fremont ROFR Space, Tenant is in monetary or material non-monetary default under this Lease. If Tenant does not exercise the right of first refusal set forth in this Section 1.6 prior to the expiration of the ROFR Period (whether or not Landlord has delivered a Fremont ROFR Notice), then Tenant’s right of first refusal shall automatically terminate and be of no further force or effect.

ARTICLE 2

LEASE TERM; DELIVERY OF PREMISES

2.1       Lease Term. The terms and conditions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall commence on the “Lease Commencement Date”, as that term is set forth in Section J of the Summary, and shall terminate on the “Lease Expiration Date”, as that term is set forth in Section K of the Summary, unless this Lease is sooner terminated as provided in this Lease. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12)-month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or, if the Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on the Lease Commencement Date and end on the day immediately preceding the first anniversary of the Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. For purposes of this Lease, the term “Lease Month” shall mean each succeeding calendar month during the Lease Term; provided that the first Lease Month shall commence on the Lease Commencement Date and shall end on the last day of the calendar month in which the Lease Commencement Date occurs and that the last Lease Month shall expire on the Lease Expiration Date. If Landlord is unable to deliver possession of the Premises to Tenant on any specific date for any reason whatsoever, then this Lease shall not be void or voidable, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom.

2.2       Delivery of Premises. Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. Except as otherwise specifically provided herein, Tenant shall accept possession of the Premises in its then existing “AS-IS” condition. At the time following Landlord’s delivery of possession of the Premises to Tenant, Landlord may deliver to Tenant a notice in the form attached to this Lease as Exhibit C as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof; provided, however, if such notice is not factually correct, then Tenant shall make such changes as are necessary to make such notice factually correct and shall thereafter return such notice to Landlord within said ten (10) business day period. Tenant’s failure to timely execute and return such notice to Landlord shall be deemed Tenant’s acknowledgement of the truth of the information set forth in such notice.

2.3       Delivery Condition. Notwithstanding anything set forth in Section 2.2 above to the contrary. Landlord shall cause the “Building Systems,” as that term is defined below, which serve the Premises to be in good working condition and repair upon the delivery of the Premises to Tenant. In addition, promptly after the full execution and delivery of this Lease, Landlord shall provide to Tenant a copy of Landlord’s most recent heating, ventilation and air conditioning system report. The foregoing shall not be deemed to require Landlord to replace any of the Building Systems, as opposed to repair any Building Systems except to the extent necessary. If, during the first ninety (90) days of the Lease Term, there is a failure of any Building System(s) for any reason other than as a result of actions taken by Tenant or Tenant’s agents, Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy. Landlord, at no cost to Tenant (and which shall not be included in “Operating Expenses,” as that term is defined in Section 3.2.2.2 below), shall perform such work or take such other action as may be necessary to place the same in good working condition and repair. As used herein the term “Building Systems” shall mean the plumbing, sewer, drainage, electrical, fire protection, life safety systems and equipment, existing heating, ventilation and air conditioning systems, the compressed dry air system, and all other mechanical and electrical systems and equipment which are located in the internal core of the Building and which serve the Building generally.

2.4       Option Term.

2.4.1.       Option Right. Landlord hereby grants to the Original Tenant and its Permitted Assignees one (1) option to extend the Lease Term for a period of five (5) years (the “Option Term”), which option shall be irrevocably exercised only by written notice delivered by Tenant to Landlord not earlier than twelve (12) months and not later than nine (9) months prior to the Lease Expiration Date (as the same may be extended pursuant to Section 1.5.3 above), provided that the following conditions (the “Option Conditions”) are satisfied: (i) as of the date of delivery of such notice, Tenant is not in default under this Lease; (ii) as of the end of the Lease Term, Tenant is not in default under this Lease; (iii) Tenant has not previously been in default under this Lease (beyond any applicable notice and cure period) more than once; and (iv) the Lease then remains in full force and effect and Original Tenant occupies the entire Premises at the time the option to extend is exercised and as of the commencement of the Option Term. Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.4 shall be personal to Original Tenant and may be exercised by Original Tenant and its Permitted Assignees only (and not by any assignee, sublessee or other Transferee of Tenant’s interest in this Lease).

2.4.2.       Option Rent. The annual Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Fair Market Rent Rate,” as that term is defined below, for the Premises as of the commencement date of the Option Term. The “Fair Market Rent Rate,” as used in this Lease, shall be determined by calculating the net rent, which net rent shall then be adjusted on an effective basis, which net effective rent shall then be present valued and reduced by all upfront concessions and, thereafter, shall be future valued into an average annual constant rental rate figure (collectively, the “Constant Rate Equivalent Approach”). The Fair Market Rent Rate shall take into consideration any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises and consisting of at least thirty-five thousand (35,000) rentable square feet or greater transactions, for a term of five (5) years, in an arm’s length transaction, which comparable space is located in “Comparable Buildings,” as that term is defined in this Section 2.4.2, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements provided that for purposes of determining the Fair Market Rent Rate, the value of the then existing improvements in the Premises shall not exceed an amount equal to Sixty and 00/100 Dollars ($60.00) per rentable square foot of the Premises; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Market Rent Rate, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Fair Market Rent Rate shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations in connection with Tenant’s lease of the Premises during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord’s election, all such Concessions shall be granted to Tenant in kind. For purposes of this Lease, the term “Comparable Buildings” shall mean the Building and those certain other comparable institutionally-owned buildings of similar size, age, location, quality of appearance and services to the Building, and located in the Fremont, California area.

2.4.3.       Determination of Option Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease Term pursuant to Section 2.4.1, above, Landlord shall deliver written notice (the “Landlord Response Notice”) to Tenant on or before the date which is thirty (30) days after Landlord’s receipt of the Exercise Notice of Landlord’s good faith determination of the Option Rent. Within ten (10) days following its receipt of the Landlord Response Notice, Tenant shall notify Landlord in writing whether it accepts or objects to the Option Rent set forth in Landlord’s Response Notice. In the event that Tenant in good faith objects to Landlord’s determination of the Option Rent, then Landlord and Tenant shall meet and attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement on or before the date that is ninety (90) days prior to the expiration of the initial Lease Term (the “Outside Agreement Date”), then the Option Rent shall be determined by arbitration pursuant to the terms of this Section 2.4.3. Each party shall make a separate determination of the Option Rent, within five (5) days following the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Section 2.4.3.1 through Section 2.4.3.4, below. The determination of the arbitrators shall be made by taking into consideration all Comparable Transactions as calculated under the Constant Rate Equivalent Approach.

2.4.3.1       Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser, real estate broker, or real estate lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of institutionally-owned properties in the vicinity of the Building. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.4.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.4.3.2       The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly, or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.4.3.3       Within ten (10) days following the appointment of the Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the “Arbitration Agreement”) which shall set forth the following:

2.4.3.3.1     Each of Landlord’s and Tenant’s best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 2.4.3, above;

2.4.3.3.2       An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;

2.4.3.3.3       Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;

2.4.3.3.4       That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord’s or Tenant’s respective determination of Option Rent (the “Briefs”);

2.4.3.3.5       That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s Brief (the “First Rebuttals”); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party’s Brief and shall identify clearly which argument or fact of the other party’s Brief is intended to be rebutted;

2.4.3.3.6       That within five (5) business days following the parties’ receipt of each other’s First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s First Rebuttal (the “Second Rebuttals”); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party’s First Rebuttal and shall identify clearly which argument or fact of the other party’s First Rebuttal is intended to be rebutted;

2.4.3.3.7       The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party’s applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;

2.4.3.3.8       That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;

2.4.3.3.9       That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;

2.4.3.3.10     The specific persons that shall be allowed to attend the arbitration;

2.4.3.3.11     Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (“Tenant’s Initial Statement”);

2.4.3.3.12     Following Tenant’s Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (“Landlord’s Initial Statement”);

2.4.3.3.13     Following Landlord’s Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Landlord (“Tenant’s Rebuttal Statement”);

2.4.3.3.14     Following Tenant’s Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant;

2.4.3.3.15     That, not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the “Ruling”) indicating whether Landlord’s or Tenant’s submitted Option Rent is closer to the Option Rent;

2.4.3.3.16     That following notification of the Ruling, Landlord’s or Tenant’s submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent; and

2.4.3.3.17       That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.

2.4.3.3.18       If a date by which an event described in Section 2.4.3.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day

2.4.3.4       In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent, initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party.

ARTICLE 3

RENT

3.1       Base Rent; Base Rent Abatement. Commencing on the Lease Commencement Date, and continuing throughout the Lease Term, Tenant shall pay to Landlord the Base Monthly Rent set forth in Section L of the Summary (the “Base Monthly Rent”), in accordance with the terms of Section 3.3, below. Provided that Tenant is not then in default of the Lease, then during the first nine (9) Lease Months (the “Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Base Rent Abatement Period (the “Base Rent Abatement”). Notwithstanding the foregoing, or anything to the contrary set forth in this Lease, Tenant shall be required to pay Tenant’s share of “Project Expenses” (as defined in Section 3.2.2.3) attributable to the Premises and all other Additional Rent due pursuant to the terms of this Lease during the Rent Abatement Period. Landlord and Tenant acknowledge and agree that the aggregate amount of the Rent Abatement equals Two Hundred Eighty-One Thousand Nine Hundred Two and 86/100 Dollars ($281,902.86); provided, however, if Tenant exercises its expansion right pursuant to Section 1.5 above during the Base Rent Abatement Period, and the Base Monthly Rent is therefore increased pursuant to Section 1.5.4.1, the aggregate amount of the Base Rent Abatement shall be adjusted accordingly. Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the rental and perform the terms and conditions otherwise required under this Lease. If at any time during the Lease Term Tenant is in default under this Lease, and Tenant shall fail to cure such default within any applicable notice and cure periods provided in this Lease, or if this Lease is terminated for any reason other than Landlord’s breach of this Lease, then the dollar amount of the unapplied portion of the Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full. Notwithstanding the foregoing or anything to the contrary set forth in this Lease, at any time during the Rent Abatement Period, Landlord shall have the right (but not the obligation), in its sole and absolute discretion, to pay Tenant the total amount of the then unamortized portion of the Rent Abatement amount, in which event (i) Tenant’s obligation to pay Base Monthly Rent shall automatically be reinstated for the remainder of the Rent Abatement Period covered by Landlord’s lump sum payment, at the then-applicable amounts and otherwise in accordance with the terms of this Lease, and (ii) Tenant shall not be entitled to any additional rent abatement under this Lease.

3.2       Additional Rent.

3.2.1.       General Terms; Triple Net Lease. In addition to paying the Base Monthly Rent specified in Section 3.1, above, Tenant shall pay Tenant’s Share of Operating Expenses and Real Property Taxes, as those terms are defined in Section 3.2.2.2 and Section 3.2.2.4, below. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Monthly Rent and the Additional Rent are herein collectively referred to as “Rent”. All amounts due under this Section 3.2 as Additional Rent shall be payable for the same periods and in the same manner as the Base Monthly Rent (provided, however, notwithstanding anything set forth in this Lease to the contrary, Tenant acknowledges and agrees that Additional Rent shall be payable by Tenant during the Base Rent Abatement Period). Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Section 3.2 shall survive the expiration of the Lease Term. Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project, and Tenant’s operation therefrom. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

3.2.2.       Definitions.

3.2.2.1       “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Project Expenses shall be equitably adjusted for any Expense Year involved in such change.

3.2.2.2       “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, and managing the utility, mechanical, sanitary, storm drainage and communication systems, and the cost of supplies, tools, equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with any transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord (including, without limitation, commercial general liability insurance, physical damage insurance covering damage or other loss caused by fire, earthquake, flood and other water damage, explosion, vandalism and malicious mischief, theft or other casualty, rental interruption insurance, and such insurance as may be required by any lessor under any present or future ground or underlying lease of the Building or Project or any holder of a mortgage, trust deed or other encumbrance now or hereafter in force against the Building or Project or any portion thereof); (iv) the cost of landscaping, directional signage, decorative lighting, and relamping, and the cost of maintaining fountains, sculptures, bridges and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area repair and maintenance, including, without limitation, resurfacing, repainting, restriping and cleaning; (vi) fees, charges and other costs, including management fees (or amounts in lieu thereof), consulting fees (including, without limitation, any consulting fees incurred in connection with the procurement of insurance), legal fees and accounting fees, of all contractors, engineers, consultants and all other persons engaged by Landlord or otherwise incurred by or charged by Landlord in connection with the management, operation, administration, maintenance and repair of the Building and the Project; (vii) payments under any equipment rental agreements or management agreements (including the cost of any actual or charged management fee and the actual or charged rental of any management office space); (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in the Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost at an annual interest rate reasonably determined by Landlord) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation, cleaning or maintenance of the Project, or any portion thereof, (B) that are required to comply with present conservation programs or that are first enacted or applied after the date of this Lease, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation, or (E) which are repairs, replacements or modifications to the “Building Systems” (as defined in Section 5.1, below); provided, however, that any capital expenditure shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Real Estate Taxes, as that term is defined in Section 3.2.2.4, below; (xv) advertising, marketing and promotional expenditures incurred in connection with the Project, including, without limitation, costs of signs in, on or about the Project identifying or promoting the Project; (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project or related to the use or operation of the Project; (xvii) all costs of applying and reporting for the Project or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard; and (xviii) the cost to repair damage caused by fire or other peril not covered by the insurance specified in Section 9.2, below, up to a maximum amount in any Expense Year equal to two percent (2%) of the replacement cost of the damaged improvements. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)       costs, including costs, including legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b)       except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment and depreciation on the Building or Project or any Common Areas;

(c)       costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(d)       any bad debt loss, rent loss, or reserves for bad debts or rent loss, or fines or penalties due to violation of law unless directly related to Tenant’s use of the Building or the Project;

(e)       costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes or negotiations between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(f)        the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g)       amounts paid as ground rental for the Project by the Landlord;

(h)       except for a Project management fee to the extent allowed pursuant to item (vi), above, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i)        any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(j)        all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(k)       any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(l)        rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(m)      costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(n)       costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto;

(o)       costs incurred to correct any defects in the original construction or in the renovation of the Base Building or Common Areas;

(p)       repairs or replacements covered by warranties or guaranties, to the extent of the proceeds actually received by Landlord, provided that Landlord has diligently attempted to obtain such proceeds;

(q)       costs arising from Landlord’s charitable or political contributions;

(r)        costs of installing the initial landscaping (if any) and any sculpture, paintings and objects of art for the Building and Common Area; and

(s)       advertising and promotional expenses of Landlord.

If Landlord does not carry earthquake insurance for the Building during the Base Year but subsequently obtains earthquake insurance for the Building during the Lease Term, then from and after the date upon which Landlord obtains such earthquake insurance and continuing throughout the period during which Landlord maintains such insurance, Operating Expenses for the Base Year shall be deemed to be increased by the amount of the premium Landlord would have incurred had Landlord maintained such insurance for the same period of time during the Base Year as such insurance is maintained by Landlord during such subsequent Expense Year. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

3.2.2.3       “Project Expenses” shall mean Operating Expenses and Real Property Taxes.

3.2.2.4       “Real Property Taxes” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, business taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof Real Property Taxes shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Real Property Taxes shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any increase in taxes resulting from a reassessment resulting from a change in ownership of the Project, new construction, or any other cause; (iv) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises, the tenant improvements in the Premises, or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (v) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (vi) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project, Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Real Property Taxes shall be included in Real Property Taxes in the Expense Year such expenses are incurred. Tax refunds shall be credited against Real Property Taxes and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Section 3.2 for such Expense Year. If Real Property Taxes for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Real Property Taxes pursuant to the terms of this Lease. Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Real Property Taxes and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute an event of default by Tenant under this Lease. Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Real Property Taxes. Notwithstanding anything to the contrary contained in this Section 3.2.2.4, there shall be excluded from Real Property Taxes (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 3.2.5 (taxes for which Tenant is directly responsible) of this Lease, and (iv) any tax penalties incurred as a result of Landlord’s failure to make payment and/or file any tax or informational returns when due. The parcel on which the Building is located may be a separate tax parcel that may also contain other buildings. In the event that the Building and such other buildings and improvements are included in the same tax bill, Landlord shall have the right to equitably allocate the Real Property Taxes between the Building and such other buildings and improvements, in Landlord’s reasonable discretion, consistent with sound real estate management and accounting principles.

3.2.2.5       “Tenant’s Share” shall mean the percentage set forth in Section G of the Summary.

3.2.3.       Intentionally Omitted.

3.2.4.       Calculation and Payment of Project Expenses.

3.2.4.1       Statement of Estimated Project Expenses. Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of the total amount of Project Expenses for the then-current Expense Year and the estimated Tenant’s Share of Project Expenses (the “Estimated Project Expenses”), The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Project Expenses under this Section 3.2, nor shall Landlord be prohibited from revising any Estimate Statement theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Monthly Rent due, a fraction of the Estimated Project Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 3.2.4.1). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the Base Monthly Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Project Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

3.2.4.2       Statement of Actual Building Direct Expenses. In addition, Landlord shall endeavor to give to Tenant within one hundred twenty (120) days following the end of each Expense Year, a statement (the “Statement”) which shall state the Project Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Project Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Monthly Rent due, or within thirty (30) days, whichever is earlier, the full amount of Tenant’s Share of Project Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Project Expenses, and if Tenant paid more as Estimated Project Expenses than the actual Tenant’s Share of Project Expenses (an “Excess”), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Project Expenses for the Expense Year in which this Lease terminates, if Tenant’s Share of Project Expenses is greater than the amount of Estimated Project Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Project Expenses than the actual Tenant’s Share of Project Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 3.2.4.2 shall survive the expiration or earlier termination of the Lease Term.

3.2.5.       Taxes and Other Charges for Which Tenant is Directly Responsible.

3.2.5.1        Tenant shall be liable for and shall pay thirty (30) days before delinquency, any and all taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property (“FF&E”) located in or about the Premises. If any such taxes on Tenant’s FF&E are levied against Landlord or Landlord’s property, or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such FF&E, and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

3.2.5.2         If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Real Property Taxes levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 3.2.5.1, above.

3.2.5.3         Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, gross receipts tax, service tax, transfer tax or value added tax, business tax or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the parking facility for the Project; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

3.2.5.4         Landlord’s Books and Records. Following Tenant’s receipt of the Statement, Tenant shall have the right, upon prior written notice to Landlord (“Audit Notice”), to commence and complete an audit of Landlord’s books and records concerning the Operating Expenses for the Landlord’s fiscal year that is the subject of such Statement (the “Records”), within ninety (90) days following the delivery of such Statement (the “Review Period”). Following delivery of an Audit Notice, and provided Tenant is not then in default under this Lease, Tenant shall have the right, at Tenant’s sole cost, during Landlord’s regular business hours and on reasonable prior notice to Landlord, to audit the Records at Landlord’s principal business office (or at any other location in northern California designated by Landlord). Such audit shall occur within thirty (30) days following the delivery of the Audit Notice. Tenant’s audit of the Records pursuant to this Section 3.2.5.4 shall be conducted only by a reputable independent nationally or regionally recognized certified public accounting firm, subject to Landlord’s reasonable approval, which accounting firm: (i) shall have previous experience in auditing financial operating records of landlords of office buildings; (ii) shall not already be providing accounting and/or lease administration services to Tenant and shall not have provided accounting and/or lease administration services to Tenant in the past three (3) years; (iii) shall not be retained by Tenant on a contingency fee basis (i.e., Tenant must be billed based on the actual time and materials that are incurred by the accounting firm in the performance of the audit), and a copy of the executed audit agreement between Tenant and auditor shall be provided to Landlord prior to the commencement of the audit; and (iv) at Landlord’s option, both Tenant and auditor shall be required to execute a commercially reasonable confidentially agreement prepared by Landlord. Any audit report prepared by Tenant’s auditors shall be delivered concurrently to Landlord and Tenant within the Review Period. If, after such audit of the Records, Tenant disputes the amount of Operating Expenses for the year under audit, Landlord and Tenant shall meet and attempt in good faith to resolve the dispute. If the parties are unable to resolve the dispute within sixty (60) days after completion of Tenant’s audit, then, at Tenant’s request, a certified public accounting firm selected by Landlord, and reasonably approved by Tenant, shall, at Tenant’s cost, conduct an audit of the relevant Operating Expenses (the “Neutral Audit”). Tenant shall pay all costs and expenses of the Neutral Audit unless the final determination in such Neutral Audit is that Landlord overstated Operating Expenses in the Statement for the year being audited by more than five percent (5%), in which case Landlord shall pay the actual and reasonable costs and expenses of the Neutral Audit, in an amount not to exceed Five Thousand and 00/100 Dollars ($5,000.00). In any event, Landlord will promptly reimburse Tenant or provide a credit for any overstatement of Operating Expenses, and Tenant shall promptly pay to Landlord any understatement of Operating Expenses. To the extent Landlord and Tenant fail to otherwise reach mutual agreement regarding Operating Expenses, the foregoing audit and Neutral Audit procedures shall be the sole methods to be used by Tenant to dispute the amount of any Operating Expenses payable by Tenant pursuant to the terms of this Lease.

3.3           Payment of Rent. Concurrently with the execution of this Lease by Tenant, Tenant shall pay to Landlord the amount set forth in Section M of the Summary as prepayment toward the first installment of Rent. All Rent required to be paid under this Lease in monthly installments shall be paid to Landlord in advance on the first day of each calendar month during the Lease Term. All Rent shall be paid in lawful money of the United States, without any abatement, deduction or offset whatsoever (except as specifically provided herein), and without any prior notice or demand therefor. Rent shall be paid to Landlord at the address set forth in Section P of the Summary, or, at Landlord’s option, to such other party or at such other place as Landlord may designate from time to time in writing, by notice to Tenant in accordance with the provisions of Section 21.5 of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month, or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.4           Electronic Payment. Landlord shall have the right, upon at least thirty (30) days’ prior written notice to Tenant (the “Electronic Payment Notice”), to require Tenant to make payments of Rent due pursuant to the terms of this Lease by means of a federal funds wire transfer or such other method of electronic funds transfer as may be required by Landlord in its sole and absolute discretion (the “Electronic Payment”). The Electronic Payment Notice shall set forth the bank ABA number, account number and designation of the account to which such Electronic Payment shall be made. Tenant shall promptly notify Landlord in writing of any additional information required to establish and maintain the Electronic Payment from Tenant’s bank or financial institution. Landlord shall have the right, upon at least ten (10) days’ prior written notice to Tenant, to change the name of the depository for receipt of any Electronic Payment and to discontinue payment of any sum due from Tenant to Landlord under this Lease by Electronic Payment.

3.5           Late Charge, Interest and Quarterly Payments.

3.5.1.            Late Charge. Tenant acknowledges that its failure to pay when due any installment of Rent, or any other sum of money required to be paid by Tenant under this Lease, will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of such costs being extremely difficult and impractical to determine. If any installment of Rent is not received by Landlord from Tenant upon the date such payment is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorney’s fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. In no event shall the terms of this Section 3.5.1 be deemed to grant to Tenant a grace period or extension of time within which to pay any installment of Rent when due hereunder, or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay any installment of Rent due under this Lease in a timely fashion. Notwithstanding the foregoing, Tenant shall not be obligated to pay a late charge pursuant to this Section 3.5.1 for the first (1st) late payment of Rent (whether such late payment is with respect to Base Monthly Rent or Additional Rent) in any calendar year, unless Tenant fails to make such payment within five (5) days after Tenant’s receipt of notice from Landlord regarding such late payment.

3.5.2.            Interest. In addition to the late charge set forth above, if any installment of Rent remains delinquent for a period in excess of ten (10) days after the date when due, then such amount shall bear interest at a rate equal to the lesser of (i) ten percent (10%), or (ii) the maximum rate permitted by law in the state in which the Project is located (the “Agreed Interest Rate”) from the date when due until paid.

3.5.3.            Quarterly Payments. If during any twelve (12) month period Tenant shall be more than five (5) days delinquent in the payment of any installment of Rent on three (3) or more occasions, then, notwithstanding anything herein to the contrary, Landlord may, by written notice to Tenant, require Tenant to pay all Rent due from Tenant to Landlord hereunder in advance in quarterly installments. Such right shall be in addition to and not in lieu of any other right or remedy available to Landlord hereunder or at law on account of Tenant’s default hereunder.

3.6           Security Deposit. Concurrently with the execution of this Lease by Tenant, and subject to the terms and conditions of this Lease (including, without limitation, Section 1.5.6 above), Tenant shall deposit with Landlord a security deposit in the amount set forth in Section N of the Summary as security for the faithful performance by Tenant of its obligations under this Lease, and not as prepayment of rent (the “Security Deposit”). Concurrently with Tenant’s first request to Landlord for disbursement of the Tenant Improvement Allowance, Tenant shall deposit with Landlord an amount equal to Seventy-Seven Thousand Six and 80/100 Dollars ($77,006.80) (the “Additional Security Deposit”) to be held by Landlord as part of the Security Deposit; such that the total Security Deposit held by Landlord shall be the sum of the amount set forth in Section N of the Summary (the “Initial Security Deposit”) and the Additional Security Deposit, and, if applicable, the Expansion Space Security Deposit). Notwithstanding the foregoing or any provision to the contrary set forth in this Lease, the parties hereby agree that the Initial Security Deposit and the Additional Security Deposit (if any) and the Expansion Space Security Deposit (if any) shall collectively be treated as a single “Security Deposit” for all purposes under the Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may (but shall not be required to), without notice to Tenant, apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant hereby waives the provisions of California Civil Code Section 1950.7 and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 3.6 above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to California Civil Code Section 1951.2. Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers its interest in the Premises, the Building or the Project during the Lease Term, Landlord shall transfer the Security Deposit to any transferee of Landlord’s interest, in which event Landlord will be released from all liability for the return of the Security Deposit.

ARTICLE 4

USE OF PREMISES

4.1           Permitted Uses. Tenant shall use the Premises solely for the Permitted Use specified in Section O of the Summary, and Tenant shall not use or permit the Premises, the Building or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Notwithstanding anything to the contrary set forth in the Lease, and as more particularly set forth in this Lease. Tenant shall be responsible for operating and maintaining the Premises pursuant to, and Tenant’s Permitted Uses shall not violate, any applicable Laws, and the Permitted Uses shall be subject to the terms and conditions set forth in this Lease.

4.2           Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person(s) to use, the Premises in any manner which (i)will cause structural injury or material damage to the Building; or (ii) is contrary to the provisions of any rules and regulations as promulgated by Landlord from time to time, or is in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project (collectively, “Laws”), including, without limitation, any such Laws relating to “Hazardous Materials,” as that term is defined in Section 7.1.6, below. Tenant shall not operate any equipment within the Premises which will (A) materially damage the Building or the Common Areas; (B) overload existing electrical systems or other mechanical equipment servicing the Building and/or the Premises; (C) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning (“HVAC”) system and equipment servicing the Building and/or the Premises; or (D) damage, overload or corrode the sanitary sewer system for the Project and/or the Building. Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of the Building, set any load on the floors of the Premises or Building in excess of the load limits for which such items are designed, or operate hard wheel forklifts within the Premises. Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and disposed of, as necessary, so that the same do not (1) create an unreasonable fire or health hazard at the Project; (2) damage the Premises, the Building or the Project; or (3) result in the violation of any Law. Except as approved in advance in writing by Landlord, Tenant shall not alter the exterior of the Building in any way (except as approved by Landlord pursuant to Section 4.4 below), or install any equipment or antenna on, or make any penetrations of, the exterior or roof of the Building. Tenant shall not commit or permit any waste in or about the Premises, the Building or the Project, and Tenant shall keep the Premises in a neat, clean, attractive and orderly condition, free of any nuisances. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them, or use or allow the Premises to be used for any improper, unlawful or objectionable purpose. Tenant shall not conduct on any portion of the Premises or the Project any sale of any kind, including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale.

4.3           Compliance with Law. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with (i) any Laws now in force or which may hereafter be enacted or promulgated, or (ii) any recorded covenants, conditions and restrictions, private agreements, reciprocal easement agreements, or other recorded instruments affecting the use of the Premises, the Building or the Project (individually and collectively, “Private Restrictions”). At its sole cost and expense, Tenant shall promptly observe and comply with all Laws and Private Restrictions. Should any standard or regulation now or hereafter be imposed on Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, or tenants, then Tenant agrees, at its sole cost and expense, to promptly comply with such standards or regulations and to cooperate with Landlord, including, without limitation, by taking such actions as Landlord may reasonably require, in Landlord’s efforts to comply with such standards or regulations. Tenant shall, at Tenant’s expense, make any alterations, improvements, additions or changes to the Premises as are required to comply with any and all Laws, including (i) any alterations, improvements, additions or changes to any restroom located in Tenant’s Premises; (ii) resulting from Tenant’s particular use or Landlord-approved change of use of the Premises, (iii) resulting from Tenant’s application for any permit or government approval; or (iv) resulting from Tenant’s construction or installation of any Alterations (as defined in Section 5.1, below) in the Premises. Any other alterations, improvements, additions, or changes required to comply with any Laws which are not the responsibility of Tenant pursuant to the immediately preceding sentence shall be made by Landlord, and the cost thereof shall be prorated and paid as Operating Expenses. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 4.3. Tenant shall not use the Premises, the Building or the Project in any manner which will cause a cancellation of any insurance policy carried by either Landlord or Tenant pursuant to this Lease. Tenant shall not keep, use or sell, or permit to be kept, used, or sold in or about the Premises any article which may be prohibited by a standard form of fire insurance policy. Tenant shall comply with all reasonable requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain the insurance coverage carried by either Landlord or Tenant pursuant to this Lease; provided, however, that if any such requirement involves the construction of any capital improvement to the Premises, then Tenant shall only be required to comply with or pay the cost of complying with such requirement to the extent such compliance is necessitated by Tenant’s particular use of the Premises or any alteration or improvement made to the Premises by or on behalf of Tenant. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises, the Building and the Project have not undergone inspection by a Certified Access Specialist (CASp).

4.4           Outside Areas. No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside of the Premises, except in fully fenced and screened areas outside the Building which have been designed for such purpose and approved in writing by Landlord for such use by Tenant, which approval may be withheld in Landlord’s sole and absolute discretion.

4.5           Rules and Regulations. Landlord may from time to time promulgate reasonable and nondiscriminatory rules and regulations (“Rules and Regulations”) applicable to all occupants of the Project for the care and orderly management of the Project and the safety of its tenants and invitees. Such Rules and Regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant, and Tenant hereby agrees to abide by such Rules and Regulations. Landlord agrees that its rules and regulations shall not be modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant’s business. If there is a conflict between the Rules and Regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible for the violation by any other tenant of the Project of any such Rules and Regulations.

ARTICLE 5

ADDITIONS AND ALTERATIONS

5.1           Landlord’s Consent to Alterations. Tenant shall not make or suffer to be made any improvements, alterations, additions, changes or repairs (pursuant to Article 6 or otherwise) to the Premises or any mechanical, pluming or HVAC facilities or systems pertaining to the Premises (collectively, “Alterations”) without Landlord’s prior written approval of same, which approval shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which approval shall not be unreasonably withheld by Landlord unless such Alterations affects any area(s) outside of the Premises, the exterior of the Building, or any structural portion of the Building, in which case Landlord may withhold its consent in its sole and absolute discretion. Notwithstanding the foregoing, Landlord’s prior consent shall not be required for any Alteration that: (a) is solely cosmetic in nature (such as painting); (b) does not affect the roof or any area outside of the Premises, or require work inside the walls or above the ceiling of the Premises; and (c) does not affect (1) any structural portion of the Building, or (2) the plumbing, sewer, drainage, electrical, fire protection, life safety and security systems and equipment, existing heating, ventilation and air-conditioning systems, and all other mechanical, electrical and communications systems and equipment (collectively, the “Building Systems”) (herein referred to as “Cosmetic Alterations”); provided that Tenant shall provide Landlord with prior written notice of any Cosmetic Alteration at least fifteen (15) business days’ prior to Tenant’s commencement of same. The construction of any initial improvements in the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 5.

5.2           Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and the requirement that upon Landlord’s request made at the time such consent is granted, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term and return the affected portion of the Premises to their condition existing prior to the installation of such Alterations. Landlord may, as a condition to its consent to any Alterations, require that any architect retained by Tenant in connection with such Alterations be certified as a Certified Access Specialist (CASp), and that following the completion of such Alterations, such architect shall certify the Premises as meeting all applicable construction-related accessibility standards pursuant to California Civil Code Section 55.53. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all Laws and pursuant to a valid building permit, all in conformance with Landlord’s construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the Base Building, as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the structural portions of the Building, and the public restrooms located in the Common Areas, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Building or Project or any portion thereof, by any other tenant of the Building or Project, as applicable, and so as not to obstruct the business of Landlord or other tenants in the Building or Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the recorder of the County in which the Premises are situated in accordance with California Civil Code Section 3093 or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

5.3           Payment for Alterations. If payment is made directly to contractors, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to Landlord’s standard coordination fee, and all other costs incurred by Landlord in connection with the construction of the Alterations. If Tenant docs not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

5.4           Construction Insurance. In the event that any Alterations are made pursuant to this Article 5, prior to the commencement of such Alterations, Tenant shall provide Landlord with certificates of insurance evidencing compliance with the requirements of Section 9.1.3 of this Lease, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Section 9.1.3 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

5.5           Restoration. All permanently-affixed Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises from time to time shall be at the sole cost of Tenant and shall become the property of Landlord upon the expiration or earlier termination of this Lease; provided, however, Landlord may, by written notice to Tenant prior to the expiration or earlier termination of the Lease Term, require Tenant, at Tenant’s expense, to remove any permanently-fixed Alterations or improvements and to repair any damage to the Premises and Building caused by such removal and return any affected portion of the Premises to the condition existing prior to the installation of such Alterations or improvements or, at Landlord’s election, to a building standard tenant improved condition as reasonably determined by Landlord. Notwithstanding the foregoing, if, in connection with Tenant’s notice to Landlord with respect to any such Alterations or improvements, (x) Tenant requests Landlord’s decision with regard to the removal of such Alterations or improvements, and (y) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Alterations or improvements, then Tenant shall not be required to so remove such Alterations or improvements; provided, further, however, that if Tenant requests such a determination from Landlord, and Landlord fails to address the removal requirement with regard to such Alterations or improvements concurrently with Landlord’s approval thereof, then Landlord shall be deemed to have agreed to waive the removal requirement with regard to such Alterations or improvements. If Tenant fails to complete the removal of any Alterations or improvements as set forth in this Section 5.5, then Rent shall continue to accrue under this Lease in accordance with Article 16, below, after the end of the Lease Term until such work shall be completed, and Landlord shall have the right, but not the obligation, to perform such work and to charge the cost thereof to Tenant. Tenant shall protect, defend, indemnify and hold Landlord harmless from any liability, cost, obligation, expense or claim of lien, including but not limited to, court costs and reasonable attorneys’ fees, in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

5.6           Removal of Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any electrical, communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving solely the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 5 and 6 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord’s reasonable opinion, (iii) all Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable Laws, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises, and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed by or for Tenant in violation of these provisions, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition. Landlord further reserves the right to require that Tenant remove any and all Lines located in or serving the Premises upon the expiration of the Lease Term or upon any earlier termination of this Lease. The provisions of this Section 5.6 shall survive the expiration or sooner termination of this Lease.

5.7           Covenant Against Liens. Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of work performed, materials furnished, or obligations incurred by or on behalf of Tenant or any employee, contractor, agent or invitee of Tenant (collectively, “Tenant’s Agents”), and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any work on the Premises which may give rise to a lien on the Premises, Building or Project (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 6

REPAIR AND MAINTENANCE

6.1           Tenant’s Obligations. Tenant shall, at Tenant’s sole cost and expense, keep and maintain in good order, condition, and repair at all times during the Lease Term the Premises and every part thereof, including, but not limited to: (i) all plumbing and sewage facilities (including all sinks, toilets, faucets and drains) within or exclusively serving the Premises; (ii) all ducts, pipes, vents and other parts of the HVAC system within or exclusively serving the Premises; (iii) all improvements, fixtures, equipment, interior walls and window coverings, floors and floor coverings, and ceilings within the Premises; (iii) all windows, doors, entrances, plate glass, showcases and skylights within the Premises (including the replacement of any damaged or broken glass); (iv) all electrical facilities and equipment (including all electrical wiring and conduits, fans, vents, exhaust equipment and systems) and all other equipment of any type within or exclusively serving the Premises; (v) any automatic fire extinguisher equipment located in the Premises; and (vi) any restroom(s) located within the Premises. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant. In the event that Tenant fails to conduct any maintenance, or to make any repairs required pursuant to this Section 6.1, Landlord may, after written notice to Tenant and Tenant’s failure to cure such failure within three (3) days thereafter, make such repairs and replacements on Tenant’s behalf, and Tenant shall pay Landlord, within fifteen (15) days following receipt of an invoice, the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements. All repairs and replacements required of Tenant pursuant to this Section 6.1 shall be promptly made with new materials of like kind and quality.

6.2           Landlord’s Obligations. Except as set forth in Section 6.1, above, and subject to the provisions of Articles 11 and 12 of this Lease, Landlord shall repair and maintain in good condition and repair the Base Building and the Common Areas, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Landlord may, but shall not be required to, enter the Premises at all reasonable times upon prior reasonable notice to Tenant (which notice, notwithstanding anything to the contrary contained in Section 21.5 of this Lease, may be oral, and which notice shall not be required in the case of an emergency) to make repairs, alterations, improvements or additions to the Premises, the Project or any equipment located in the Project as Landlord shall desire or deem necessary, or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, and (iii) repairs which are the obligation of Tenant hereunder, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant’s use of, or access to, the Premises; provided further that, with respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 7

HAZARDOUS MATERIALS

7.1           Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of Hazardous Materials (as defined in Section 7.1.6, below) on the Project;

7.1.1.            Hazardous Materials Disclosure Certificate. Upon request by Landlord from time to time, Tenant shall deliver to Landlord an executed Hazardous Materials disclosure statement, substantially in the form reasonably required by Landlord from time to time describing Tenant’s then-present use of Hazardous Materials on the Premises, and shall also deliver any other reasonably necessary documents as requested by Landlord. Tenant shall concurrently file with Landlord a copy of any business response plan or inventory required to be maintained and/or filed with any federal, state or local regulatory agency under any applicable Laws. Landlord and Tenant acknowledge and agree that, as of the date of this Lease, (i) Tenant has fully and accurately completed Landlord’s pre-leasing environmental exposures questionnaire (the “Environmental Questionnaire”), and (ii) Tenant has submitted to Landlord a Hazardous Materials Business Plan (the “HMBP Plan” and, together with the Environmental Questionnaire, the “Approved Hazardous Materials”), each as set forth on Exhibit E attached hereto (the “Approved Hazardous Materials Exhibit”).

7.1.2.       Hazardous Materials Usage. Neither Tenant, nor Tenant’s employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant, shall be entitled to produce, use, store, generate, transport or dispose of any Hazardous Materials on, in, or about any portion of the Premises, Building or the Project, or cause or permit any Hazardous Materials to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or released on, in, under or about the Premises (herein referred to as Hazardous Materials Usage”), without, in each instance, obtaining Landlord’s prior written consent thereto which shall not be unreasonably withheld, except Tenant shall be entitled to use and/or store only those Hazardous Materials, and their respective quantities, which are (i) specifically listed on the Approved Hazardous Materials Exhibit or as otherwise permitted by this Section 7.1.2, and (ii) used and stored in full compliance with Laws, and all judicial and administrative decisions pertaining thereto. Tenant shall not be entitled nor permitted to install any tanks under, on or about the Premises, Building or Project for the storage of Hazardous Materials without the express written consent of Landlord, which may be given or withheld in Landlord’s sole and absolute discretion. If any information provided to Landlord by Tenant on the Approved Hazardous Materials Exhibit or otherwise relating to information concerning Hazardous Materials is false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease. Landlord’s prior written consent shall be required for any Hazardous Materials use on the Premises not described on the initial Approved Hazardous Materials Exhibit, such consent not to be unreasonably withheld. Notwithstanding the foregoing requirement, Tenant is authorized to use Hazardous Materials not described on the initial Approved Hazardous Materials Exhibit provided: (1) such use does not require any additional licenses, certifications, permits or approvals from any external agency, (2) such Hazardous Materials do not present a significant increase in quantity (i.e., such quantities as would required external agency notification and/or amendment of Tenant’s Hazardous Materials Business Plan), (3) such Hazardous Materials do not present a significantly new hazard (i.e., materials with California Fire Code Hazard Classifications different from already disclosed Hazardous Materials), and (4) any Hazardous Materials introduced in this manner are reported to Landlord in a timely fashion not to exceed thirty (30) days from the first date of use or storage. Any Hazardous Materials Usage by Tenant and Tenant’s Agents after the Effective Date on or about the Project shall strictly comply with all applicable Laws, including all Hazardous Materials Laws now or hereinafter enacted. Such foregoing obligation shall include, without limitation, maintaining, and complying with, all required necessary licenses, certifications, permits and approvals appropriate or required for any Hazardous Materials Usage by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s Hazardous Materials Usage. Upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and demonstrating to Landlord’s satisfaction Tenant’s compliance with all Hazardous Materials Laws and the terms of this Lease.

7.1.3.       Tests and Inspections. Landlord shall have the right, but not the obligation, at all times during the Term of this Lease to (i) enter and inspect the Premises, (ii) conduct tests and investigations periodically and from time to time to determine whether Tenant is in compliance with the provisions of this Section 7.1 or to determine if Hazardous Materials are present in, on or about the Project, and (iii) request lists identifying by type and amount all Hazardous Materials used, stored or otherwise located on, under or about any portion of the Premises and/or the Common Areas. The cost of all such inspections, tests and investigations shall be borne by Tenant, if as a result thereof Landlord reasonably determines that contamination has occurred on the Premises and/or Common Areas and that Tenant or any of Tenant’s Agents are directly or indirectly responsible in any manner for the contamination. The aforementioned rights granted herein to Landlord and its representatives shall not create (a) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant and Tenant’s Agents with respect to Hazardous Materials, including without limitation, Tenant’s operation, use and any remediation related thereto, or (b) liability on the part of Landlord and its representatives for Tenant’s use, storage, disposal or remediation of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

7.1.4.       Notice; Cleanup Obligations; Closure and Decommissioning.

7.1.4.1          Notice. Tenant shall give to Landlord immediate verbal and follow-up written notice of any spills, releases, discharges, disposals, emissions, migrations, removals or transportation of Hazardous Materials on, under or about any portion of the Premises, Common Areas or Project; provided that Tenant has actual knowledge of such event(s). Tenant shall promptly forward to Landlord copies of all requests, orders, notices, permits, applications, and other communications and reports received by Tenant from or submitted by Tenant to any federal, state or local regulatory agency with jurisdiction over Tenant’s operations of the Premises in connection with the foregoing. To the extent of any regulatory, judicial or other enforcement action or proceeding in connection with the foregoing is commenced against Tenant, Tenant shall not enter into any settlement, consent decree or other compromise or resolution without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any consent decree, consent order or other agreements with terms which are binding on Landlord or the Premises without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all judicial or other administrative proceedings concerning any such foregoing claims.

7.1.4.2            Cleanup Obligations. Tenant, at its sole cost and expense, covenants and warrants to promptly investigate, clean up, remove, restore and otherwise remediate (including, without limitation, preparation of any feasibility studies or reports and the performance of any and all closures) any spill, release, discharge, disposal, emission, migration or transportation, incident or other consequences of its Hazardous Materials Usage of Hazardous Materials arising from the acts or omissions of Tenant or Tenant’s Agents such that the affected portions of the Project and any adjacent property are returned to the condition existing prior to such incident or Tenant’s commencement of Hazardous Materials Usage. Tenant shall provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements. Any such investigation, clean up, removal, restoration and other remediation shall only be performed after Tenant has obtained Landlord’s prior written consent in its sole and absolute discretion. Further, any such investigation, clean up, removal, restoration and other remediation shall be performed in compliance with applicable Laws, the HMBP Plan and in accordance with this Lease. Notwithstanding the foregoing. Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s prior written consent.

7.1.4.3          Closure and Decommissioning. Tenant, at its sole cost and expense, shall conduct and perform, or cause to be conducted and performed, all closures and decommissioning activity’ as required by any Hazardous Materials Laws or any federal, state or local regulatory agencies or other governmental authorities having jurisdiction over the Premises and Tenant’s activities thereon as a result of the Hazardous Materials Usage by Tenant or Tenant’s Agents. All such work undertaken by Tenant, as required herein, shall be performed in such a manner so as to enable Landlord to make full economic use of the Premises and the other portions of the Project after the satisfactory completion of such work.

7.1.5.       Indemnity. Tenant shall indemnify, hold harmless, and, at Landlord’s option (with such attorneys as Landlord may approve in advance and in writing), defend Landlord and Landlord’s officers, directors, shareholders, partners, members, managers, employees, contractors, property managers, agents and mortgagees (“Landlord Parties”) and other lien holders, from and against any and all “Losses” (hereinafter defined) arising from or related to: (a) any violation or alleged violation by Tenant or any of Tenant’s Agents of any of the Laws, including, without limitation, the Hazardous Materials Laws; (b) any breach of the provisions of this Section 7.lor any subsection thereof by Tenant or any of Tenant’s Agents; (c) any Hazardous Materials Usage by Tenant or Tenant’s Agents on, about or from the Premises, the Project or Common Areas of any Hazardous Materials approved by Landlord under this Lease, or (d) Landlord’s exercise of the “Landlord Cure Right,” as that term is defined in Section 7.1.9, below. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages, penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord’s interest in the Premises or the Project, damages for the loss or restriction on use of any space or amenity within the Building or the Project, damages arising from any adverse impact on marketing space in the Project, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, but not limited to, attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal and restoration. To the actual knowledge of Landlord, except as set forth in reports delivered to Tenant before Tenant’s execution of this Lease, Landlord has no written notices, reports, materials or other written information indicating the presence of Hazardous Materials on the Project or the soil, surface water or groundwater thereof in violation of Hazardous Material Laws. Landlord agrees to indemnify, defend, protect and hold harmless the Tenant from and against any liability, obligation, damage or costs, including without limitation, claims for personal injuries, property damage or regulatory liability arising out of Hazardous Material Laws, and including reasonable attorneys’, consultants and expert’s fees and costs, resulting from any Hazardous Materials which were brought onto the Property or within the Buildings or the Premises by Landlord or a Landlord Party, except to the extent such liability, obligation, damage or costs was a result of an act or omission of Tenant and/or any of Tenant’s agents, servants, employees, and independent contractors (“Tenant Parties”), or was proportionately caused, exacerbated or permitted by Tenant or a Tenant Party.

7.1.6.       Hazardous Materials. As used herein, the term “Hazardous Materials” means any hazardous, radioactive or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government or under any Hazardous Material Laws. The term “Hazardous Materials,” includes, without limitation, hazardous radioactive material, radioactive material, mixed waste, petroleum products, asbestos, PCB’s, and any material or substance which is (i) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Code of Regulations, Division 4, Chapter 20, (ii) defined as a “hazardous waste” pursuant to Section 1004 of the federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601) or (iv) regulated as a radioactive material under Title 17, Division 1, Chapter 5, Subchapter 4 of the California Code or Regulations and Title 10, Code of Federal Regulations, part 20. As used herein, the term “Hazardous Material Laws” shall mean any statute, law, ordinance, or regulation of any governmental body or agency (including the U.S. Environmental Protection Agency, the California Regional Water Quality Control Board, the California Department of Public Health Radiologic Health Branch and the California Department of Toxic Substances Control) which regulates the use, storage, release or disposal of any Hazardous Material.

7.1.7.       Removal. Tenant shall cause all Hazardous Materials used in the manufacture of Tenant’s products, but which are not included in a standard finished product which is delivered to Tenant’s customers, to be appropriately stored and/or relocated to an appropriate and permitted disposal or management facility in accordance with all applicable Laws.

7.1.8.       Tenant’s Obligations upon Surrender. At the expiration or earlier termination of the Lease Term, Tenant, at Tenant’s sole cost and expense, shall: (i) cause an environmental assessment of the Premises to be conducted in accordance with this Section 7.1.8; (ii) cause all Hazardous Materials present as a result of the Hazardous Materials Usage by Tenant or Tenant’s Agents to be removed from the Premises and managed or disposed of in accordance with all Hazardous Materials Laws and as necessary to allow the Premises to be used for any purpose; and (iii) cause to be removed all containers installed or used by Tenant or Tenant’s Agents to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal. In connection with its surrender of the Premises, Tenant shall submit to Landlord, at least one hundred twenty (120) days prior to the expiration date of this Lease (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), an environmental assessment of the Premises by a competent and experienced environmental engineer or engineering firm reasonably satisfactory to Landlord (pursuant to a contract approved by Landlord and providing that Landlord can rely on the environmental assessment), which (i) evidences that the Premises are in a clean and safe condition and free and clear of any Hazardous Materials; and (ii) includes a review of the Premises by an environmental consultant for asbestos, mold, fungus, spores, and other moisture conditions, on-site chemical use, and lead-based paint. If such environmental assessment reveals that remediation or clean-up is required under any Hazardous Materials Laws as a result of the Hazardous Materials Usage by Tenant or Tenant’s Agents, Tenant shall submit a remediation plan prepared by a recognized environmental consultant and shall be responsible for all costs of remediation and clean-up, as provided in this Section 7.1.

7.1.9.       Landlord Cure Right. If Tenant fails to comply with the terms of this Section 7.1, including, without limitation, if Tenant fails to carry out any required closure or decommissioning or otherwise fails to promptly investigate, clean up, remove, restore, provide closure or otherwise so remediate the Premises pursuant to Tenant’s removal or remediation obligation with respect to the Hazardous Materials Usage by Tenant or Tenant’s Agents, as required by Hazardous Materials Laws, Landlord may, but without obligation to do so, take any and all steps necessary to rectify the same and Tenant shall promptly reimburse Landlord, upon demand, for all costs and expenses to Landlord of performing investigation, clean up, removal, restoration, closure and remediation work (the “Landlord Cure Right”).

7.1.10.     Pollution Legal Liability Environmental Insurance. Tenant shall obtain and maintain Pollution Legal Liability Environmental Insurance (a) from an insurance carrier with a rating of no less than A-X in Best’s Insurance Guide, and (b) providing commercially reasonable coverage and deductibles (to the extent available) with respect to (i) known and unknown pre-existing conditions; (ii) unknown and later discovered conditions; (iii) on-site and off-site third-party claims for bodily injury or property damage; and (iv) legal defense expenses. The form of the Pollution Legal Liability Environmental Insurance policy shall be reasonably acceptable to Landlord, and Tenant shall maintain such policy continuously for the entire Lease Term (including any Option Term) plus an additional six (6) months. Further, notwithstanding anything to the contrary set forth in this Lease, as a condition precedent to the effectiveness of Tenant’s exercise of its right to extend the Lease Term by the Extension Period pursuant to the terms of Exhibit D attached hereto or otherwise, Tenant shall have obtained the policy described in this Section 7.1.10, in accordance with the terms of this Section 7.1.10, including without limitation, that such policy shall be maintained by Tenant continuously for the entire Extension Period plus an additional six (6) months. Landlord shall be named as an additional named insured on the Pollution Legal Liability Environmental Insurance policy by endorsement, and an endorsement shall be issued to the Pollution Legal Liability Environmental Insurance policy that provides the policy cannot be amended, modified, terminated or cancelled by the insured without the prior written consent of Landlord. Any new Pollution Legal Liability Environmental Insurance policy that Tenant obtains shall provide coverage for pollution conditions and unknown claims arising prior to the date such policy was issued (e.g., pre-existing conditions shall be covered).

7.2           Survival. The obligations of Tenant under this Article 7 shall survive the expiration or earlier termination of this Lease, and shall remain effective until all of Tenant’s obligations under this Article 7 have been completely performed and satisfied. The rights and obligations of Landlord and Tenant with respect to issues relating to Hazardous Materials are exclusively established by this Article 7. In the event of any inconsistency between any other part of this Lease and Article 7, the terms of this Article 7 shall control.

ARTICLE 8

SERVICES AND UTILITIES

8.1           Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term:

8.1.1.       As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

8.1.2.       Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

Tenant shall cooperate fully with Landlord at all times and abide by all rules, regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the Building HVAC, electrical, mechanical and plumbing systems.

8.2           Intentionally Omitted.

8.3           Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 8.

ARTICLE 9

INSURANCE

9.1           Tenant’s Insurance. Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts:

9.1.1.       Commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death and damage to property (including loss of use thereof) based upon or arising out of Tenant’s operations, occupancy or maintenance of the Project and all appurtenances thereto, and including contractual liability coverage insuring Tenant’s performance of its obligations under this Lease, including the indemnity agreements set forth in Section 10.1, below, for limits of liability not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate

Personal Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate
0% Insured’s participation

9.1.2.       Fire and property damage insurance in so-called “all risk” form, insuring (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (collectively, the “Original Improvements”), and (iii) all other Alterations, improvements and additions to the Premises, for the full replacement cost thereof, without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion; and

9.1.3.       Insurance for: (a) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (b) Workers Compensation and Employers Liability pursuant to all applicable state and local statutes and regulations; (c) Business Interruption Insurance for a period of one (1) year, and (d) Excess Liability in the amount of $5,000,000. In addition, whenever Tenant shall undertake any Alterations, additions or improvements in, to or about the Premises, the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

9.1.4.       Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Each policy of insurance required to be carried by Tenant pursuant to this Section 9.1 shall: (i) name Landlord and such other parties in interest as Landlord reasonably designates as additional insureds; (ii) be primary insurance as to all claims thereunder and provide that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability set forth in the declarations without the right of contribution from any other insurance coverage of Landlord; (iii) be in form and content reasonably satisfactory to Landlord; (iv) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise reasonably acceptable to Landlord and licensed to do business in the State of California; (v) provide that such insurance shall not be subject to cancellation, lapse or coverage change unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord; (vi) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (vii) shall contain a cross liability endorsement; and (viii) shall contain a “severability” clause. If Tenant has in full force and effect a blanket policy of liability insurance with the same coverage for the Premises as described above, as well as other coverage of other premises and properties of Tenant, or in which Tenant has some interest, such blanket insurance shall satisfy the requirements of this Section 9.1.

9.1.5.       Evidence of Insurance. A copy of each policy evidencing the insurance required to be carried by Tenant pursuant to this Section 9.1 (appropriately authenticated by the insurer), or a certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this Section 9.1, and containing the provisions specified herein, shall be delivered to Landlord prior to the time Tenant or any of Tenant’s Agents are first provided access to the Premises, and upon the renewal of such policies. Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant pursuant to this Section 9.1. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at its option, on five (5) days’ notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

9.2           Landlord’s Insurance. Landlord shall maintain a policy or policies of insurance against loss or damage to the Building on an “all risk” type insurance form, with customary exceptions, subject to such deductibles and self-insured retentions as Landlord may determine, in an amount equal to at least the full replacement value of the Building. Landlord may insure the Building separately, or with other property owned by Landlord which Landlord elects to insure together under the same policy or policies. Landlord shall have the right, but not the obligation, in its sole and absolute discretion, to obtain insurance for such additional perils as Landlord deems appropriate, including, without limitation, coverage for damage by earthquake and/or flood. Landlord shall not be required to maintain insurance with respect to any improvements, alterations or fixtures of Tenant located at the Premises.

9.3           Release and Waiver of Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

9.4           Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 9 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord; provided, however, that in no event shall such new or increased amounts or types of insurance exceed that required of comparable tenants by landlords of comparable buildings in Fremont, California.

ARTICLE 10

INDEMNIFICATION AND WAIVER

10.1         Indemnification and Waiver. Except to the extent (i) otherwise expressly set forth in this Lease to the contrary, or (ii) caused by the negligence or willful misconduct of the Landlord Parties, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that the Landlord Parties shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from: (a) any causes in, on or about the Premises; (b) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (d) any acts, omission, or negligence of Tenant or Tenant’s Agents, in, on or about the Project; (e) any breach, violation, or non-performance by Tenant or any person claiming under Tenant or Tenant’s Agents of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; (f) any injury or damage to the person, property, or business of Tenant or Tenant’s Agents entering upon the Premises under the express or implied invitation of Tenant; (g) the placement of any personal property or other items within the Premises; and (h) the Premises not having been inspected by a Certified Access Specialist (CASp), provided that the terms of the foregoing indemnity shall not apply to the extent (x) otherwise expressly set forth in this Lease to the contrary, or (y) caused by the negligence or willful misconduct of the Landlord Parties. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, and to the extent covered by the indemnity of Tenant set forth in this Section 10.1, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Further, Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination. Notwithstanding anything to the contrary contained in this Lease, except in connection with any repair or maintenance performed by Tenant in the Premises, or pursuant to Article 16 of this Lease, below, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages.

10.2            Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the equity interest of Landlord in the Building and the rents, issues and profits therefrom. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 10.2 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

ARTICLE 11

DAMAGE TO PREMISES

11.1         Landlord’s Duty to Restore. Subject to the provisions of Sections 11.2 and 11.3, below, if the Premises are damaged by fire or other casualty, Landlord shall promptly and diligently restore the Base Building to substantially the same condition as existed prior to the casualty, except for modifications required by zoning and building codes and other laws, or by the holder of a mortgage on the Building or Project, or any other modifications to the Common Areas deemed desirable by Landlord. All insurance proceeds available from the fire and property damage insurance carried by Landlord shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Section 11.2 or Section 11.3, below, then all insurance proceeds available from the fire and property damage insurance carried by Tenant and all insurance covering the Original Improvements and any Alterations, but excluding proceeds for trade fixtures, merchandise, signs and other personal property of Tenant, shall be disbursed and paid to Landlord. If this Lease is not terminated pursuant to either Section 11.2 or Section 11.3, below, then Tenant shall forthwith replace or fully repair all Original Improvements and any Alterations made in the Premises by Tenant, and replace its furniture, fixtures and equipment in the Premises.

11.2         Landlord’s Right to Terminate. Notwithstanding Section 11.1 above, Landlord shall have the right, upon written notice to Tenant within sixty (60) days following the date of the casualty, to terminate this Lease in the event any of the following occurs:

11.2.1.      Damage From Insured Peril. The Building or Project is damaged by fire or other peril, and the cost of repair is covered by insurance and the estimated time for repair and restoration of same exceeds one hundred eighty (180) days after the date of such damage;

11.2.2.        Damage From Uninsured Peril. The Building or Project is damaged, and the cost of repair is not covered by insurance (including deductible amounts); provided, however, that any election by Landlord to terminate this Lease pursuant to this Section 11.2.2 shall be null and void if one or more tenants of the Project agree in writing to pay the amount by which the cost to restore the Building or Project, as applicable, exceeds such amount, and such party(ies) subsequently deposit such amount with Landlord within thirty (30) days after Landlord has notified Tenant of its election to terminate this Lease;

11.2.3.        Damage Near End of Term. The Premises are damaged by any peril during the last twelve (12) months of the Lease Term and the estimated cost to restore the Premises equals or exceeds an amount equal to six (6) times the then-applicable Base Monthly Rent; provided, however, that any election by Landlord to terminate this Lease pursuant to this Section 11.2.3 shall be null and void if Tenant, at the time of such damage, has a then valid option to extend the Lease Term pursuant to this Lease, and Tenant exercises such option to extend the Lease Term within fifteen (15) days following the date of such damage; or

11.2.4.         Restrictions on Restoration. The Building or Project is damaged by any peril and, because of the Laws then in effect and applicable to the Project, the Building or Project, as applicable (i) cannot be restored by Landlord at reasonable cost to substantially the same condition as existed prior to such damage, or (ii) cannot be used for the same use being made thereof prior to such damage if the same is restored as required by this Article 11.

11.3         Tenant’s Right to Terminate. If the Premises are damaged by any peril and Landlord does not elect to terminate this Lease, or is not entitled to terminate this Lease pursuant to Section 11.2, above, then as soon as reasonably practicable following the date of such damage, Landlord shall provide Tenant with written notice stating the estimated time for repair or restoration following the issuance of a building permit for such work. Tenant shall have the right, upon written notice to Landlord within seven (7) days following receipt of such written notice from Landlord, to terminate this Lease in the event any of the following occurs:

11.3.1.        Major Damage. The Premises are damaged by any peril and the time stated in Landlord’s notice for the repair and restoration of the Premises exceeds two hundred-seventy (270) days following the issuance of a building permit; or

11.3.2.        Damage Near End of Term. The Premises are damaged by any peril during the last twelve (12) months of the Lease Term and the time stated in Landlord’s notice for the repair and restoration of the Premises exceeds ninety (90) days following the issuance of a building permit.

11.4         Abatement of Rent. In the event of damage to the Premises which does not result in the termination of this Lease, the Base Monthly Rent and the Additional Rent payable hereunder shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant’s use of the Premises is impaired during such period of restoration. Tenant shall not be entitled to any compensation or damages from Landlord for loss of Tenant’s business or property, or for any inconvenience or annoyance caused by such damage or restoration.

11.5         Waiver of Statutory Provisions, The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

CONDEMNATION

12.1         Landlord’s Termination Right. If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to the condemning authority.

12.2         Tenant’s Termination Right. If, as a result of any taking by means of the exercise of the power of eminent domain (including any voluntary sale or transfer by Landlord to any condemnor under threat of condemnation), (i) twenty-five percent (25%) or more of the rentable square feet of the Premises is taken and the part of the Premises that remains cannot be restored within a reasonable period of time following the date possession is required to be surrendered to the authority, and the continued operation of the Tenant’s business from the Premises is thereby materially impaired, or (ii) as a result of any taking Tenant’s access to the Premises is materially impaired, then Tenant shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to the condemning authority.

12.3         Restoration and Abatement of Rent. If any part of the Premises or the Common Areas is taken by condemnation and this Lease is not terminated, then Landlord shall, to the extent of the condemnation proceeds, restore the remaining portion of the Premises or Common Areas necessary for Tenant to reasonably operate Tenant’s business from the Premises. Thereafter, subject to Section 12.4 below, as of the date possession is required to be surrendered to the authority, the Base Monthly Rent and Additional Rent payable hereunder shall be reduced in the same proportion that the number of rentable square feet of the Premises so taken (less any addition thereto by reason of any restoration or reconstruction by Landlord) bears to the original number of rentable square feet in the Premises.

12.4         Temporary Taking. If any portion of the Premises is temporarily taken for a period of one hundred fifty (150) days or less (a “Temporary Taking”), this Lease shall remain in effect and the provisions of Sections 12.1 through 12.3, above, shall not apply. If any Temporary Taking extends beyond the natural expiration of the Lease Term, and such taking materially and adversely affects Tenant’s ability to use the Premises for the Permitted Use, then Tenant shall have the right to terminate this Lease, effective on the date possession is required to be surrendered to the condemning authority.

12.5         Award. The entire award or compensation made as a result of any condemnation proceeding shall belong to and be the property of Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to recover from the condemning authority such compensation as may be separately awarded by the condemning authority to Tenant or recoverable from the condemning authority by Tenant in its own right for the taking of trade fixtures and equipment owned by Tenant and for the expense of removing and relocating its trade fixtures and equipment, so long as the award made to Landlord is not thereby reduced. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article 12, and each party hereby waives the provisions of California Code of Civil Procedure Section 1265.130 and the provisions of any similar law hereinafter enacted.

ARTICLE 13

DEFAULT AND REMEDIES

13.1         Events of Default. Tenant shall be in default of this Lease if any of the following events occurs (each, an “Event of Tenant’s Default”):

13.1.1.        Any failure by Tenant to pay any installment of Rent or any other charges required to be paid under this Lease when due, and such failure is not cured within three (3) business days after delivery of notice to Tenant from Landlord specifying such failure to pay; or

13.1.2.        Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be an Event of Tenant’s Default under this Section 13.1, any failure by Tenant to observe or perform any term, covenant, or condition of this Lease, where such failure continues for more than thirty (30) days after written notice from Landlord to Tenant specifying the nature of such failure; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

13.1.3.        Any Transfer (as defined below) by Tenant in violation of the provisions contained in Article 14; or

13.1.4.        Any abandonment or vacation of all or substantially all of the Premises by Tenant; or

13.1.5.        The occurrence of any of the following: (i) the making by Tenant of any general arrangements or assignments for the benefit of creditors; (ii) Tenant shall become a “debtor” as defined in 11 USC §101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv)the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets located at the Premises, or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this Section 13.1.5 is contrary to any applicable law, such provision shall be of no force or effect; or

13.1.6.     The failure by Tenant to observe or perform according to the provisions of Articles 4, 7, 14, 17 or 18 of this Lease, or any breach by Tenant of the representations and warranties set forth in Section 21.34 of this Lease, or the failure by Tenant to observe or perform any other provision, covenant or condition of this Lease which failure, because of the character of such provision, covenant or condition, would immediately jeopardize Landlord’s interest, in any case where such failure continues for more than two (2) business days after notice from Landlord.

Any written notice of an Event of Tenant’s Default sent by Landlord to Tenant shall be in lieu of, and not in addition to, any termination notice required under applicable statutory or regulatory provisions (and no further notice shall be required should Landlord elect to terminate this Lease as set forth below).

13.2         Landlord’s Remedies. Upon the occurrence of any Event of Tenant’s Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever:

13.2.1.     Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

13.2.1.1       The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

13.2.1.2       The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

13.2.1.3       The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

13.2.1.4       Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

13.2.1.5       At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 13.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 13.2.1.1 and 13.2.1.2, above, the “worth at the time of award” shall be computed by allowing interest at the Agreed Interest Rate, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 13.2.1.3 above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

13.2.2.      Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Tenant’s Default, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

13.2.3.      Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 13.2.1 and 13.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

13.3         Subleases of Tenant. If Landlord elects to terminate this Lease on account of any Event of Tenant’s Default, as set forth in this Article 13, then Landlord shall have the right, at Landlord’s option in its sole discretion (i) to terminate any and all assignments, subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises, in which event Landlord shall have the right to repossess such affected portions of the Premises by any lawful means, or (ii) to succeed to Tenant’s interest in any or all such assignments, subleases, licenses, concessions or arrangements, in which event Landlord may require any assignees, sublessees, licensees or other parties thereunder to attorn to and recognize Landlord as its assignor, sublessor, licensor, concessionaire or transferor thereunder. In the event of Landlord’s election to succeed to Tenant’s interest in any such assignments, subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

13.4         Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1         Transfers. Tenant shall not do any of the following (collectively referred to herein as a “Transfer”, and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”), whether voluntarily, involuntarily, by operation of law or otherwise without the prior written consent of Landlord, which consent shall not be unreasonably withheld: (i) sublet all or any portion of the Premises; (ii) assign or permit any assignment of its interest in this Lease; (iii) mortgage, pledge, hypothecate, encumber or permit any lien to attach to this Lease; (iv) enter into any license or concession agreements or otherwise permit the use or occupancy of the Premises or any part thereof by any persons other than Tenant and its employees or contractors; or (v) materially amend or modify an assignment, sublease or other transfer that has been previously approved by Landlord. Tenant shall reimburse Landlord for all reasonable costs, including attorneys’ fees, incurred by Landlord in connection with the evaluation, processing, and/or documentation of any requested Transfer, whether or not Landlord’s consent to such Transfer is granted (not to exceed $1,500.00), within thirty (30) days of receipt of demand therefor. Any Transfer approved by Landlord pursuant to this Article 14 shall not become effective until Tenant has delivered to Landlord a fully-executed version of the document evidencing such Transfer which document shall: (i) be in a form reasonably approved in advance by Landlord, (ii) contain the same terms and conditions as stated in Tenant’s request for such Transfer set forth above, and (iii) in the case of an assignment of the Lease, contain the agreement of the proposed Transferee to assume all obligations of Tenant under this Lease arising after the effective date of such Transfer, and to remain jointly and severally liable therefor with Tenant. Any attempted Transfer without Landlord’s prior consent shall constitute an Event of Tenant’s Default and shall, at Landlord’s option, be null, void and of no further force or effect. Landlord’s consent to any one Transfer shall not constitute a waiver of the provisions of this Section 14.1 as to any subsequent Transfer or a consent to any subsequent Transfer. No Transfer, whether made with or without the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay the Rent due hereunder, or to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of any payment of Rent by Landlord from any person or entity shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.

14.2         Procedure. At least thirty (30) days, but not more than one hundred eight (180) days, before a proposed Transfer is to become effective, Tenant shall give Landlord written notice (a “Transfer Notice”) of the proposed terms of such Transfer, which Transfer Notice shall include the following information: (i) the proposed effective date of the Transfer; (ii) a description of the portion of the Premises to be transferred (the “Subject Space”); (iii) the name and legal composition of the proposed Transferee; (iv) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.4 below, in connection with such Transfer; (v) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, covering the current year and the preceding two (2) years if the same exist, all of which statements are prepared in accordance with generally accepted accounting principles; (vi) the nature of the proposed Transferee’s business to be carried on in the Premises; and (vii) an accurately filled out response to Landlord’s standard hazardous materials questionnaire. In addition, Tenant shall promptly provide to Landlord such other information regarding the proposed Transfer and/or Transferee as may be reasonably requested by Landlord. Landlord shall respond in writing to a Transfer Notice within thirty (30) days following Landlord’s receipt of such notice and all required accompanying information and documentation. If Landlord fails to so timely respond to a Transfer Notice, then Tenant shall provide a second (2nd) written notice to Landlord requesting Landlord’s consent, and if Landlord fails to respond within seven (7) days after receipt of such second notice, then Landlord will be deemed to have consented to the subject Transfer. Tenant shall immediately notify Landlord of any modification to the proposed terms of such Transfer, which shall also be subject to Landlord’s consent in accordance with the terms and conditions of this Article 14.

14.3         Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.3.1.      The Transferee is of a character or reputation, or is engaged in a business, which is not consistent with the quality of the Building or the Project, or would be a significantly less prestigious occupant of the Building than Tenant;

14.3.2.      The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease, or for a use that is likely to be subject to compliance with additional laws or other governmental requirements beyond those to which the Permitted Use is subject;

14.3.3.      The Transferee is either a governmental agency or instrumentality thereof;

14.3.4.      The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.3.5.      The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.3.6.      Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent (provided, however, that Tenant may assign or sublease space to an occupant of the Project to the extent Landlord cannot meet such occupant’s space needs), or (ii) is negotiating or has negotiated with Landlord to lease space in the Project during the preceding six (6) months (provided, however, that Tenant may assign or sublease space to a person or entity that Landlord is or has negotiated with to the extent Landlord cannot meet such occupant’s space needs), or (iii) Landlord is currently meeting with (or has previously met with at any time during the preceding six (6) months) the proposed Transferee. to tour space in the Project (provided, however, that Tenant may assign or sublease space to a person or entity that Landlord is or has met with to the extent Landlord cannot meet such occupant’s space needs);

14.3.7.      In Landlord’s reasonable judgment, the use of the Premises by the proposed Transferee would not be comparable to the types of uses by other tenants in the Project, would entail any alterations which would lessen the value of the tenant improvements in the Premises, would result in more than a reasonable density of occupants per square foot of the Premises, would increase the burden on elevators, telecommunications systems and equipment, or other Building Systems or equipment over the burden thereon prior to the proposed Transfer, would require increased services by Landlord, or would increase the expenses associated with the operation, maintenance and repair of the Building or the Project;

14.3.8.      The Subject Space is irregular in shape with inadequate means of ingress or egress;

14.3.9.      The proposed Transferee will use, store or dispose of Hazardous Materials in or about the Premises of a type, nature or quantity not acceptable to Landlord in Landlord’s sole discretion; or

14.3.10.    Any part of the rent payable under the proposed Transfer shall be based in whole or in part on the income or profits derived from the Subject Space or if any proposed Transfer shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.3 (and does not exercise any recapture rights Landlord may have under Section 14.5 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.2 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.3, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.5 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.3 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving Tenant’s proposed subtenant or assignee who claims they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.

14.4       Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.4, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Base Monthly Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent reasonably provided to the Transferee in connection with the Transfer (provided that such free rent shall be deducted only to the extent the same is included in the calculation of total consideration payable by such Transferee), and (iii) any brokerage commissions in connection with the Transfer and (iv) legal fees reasonably incurred in connection with the Transfer (collectively, “Tenant’s Subleasing Costs”). ‘‘Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Landlord shall make a determination of the amount of Landlord’s applicable share of the Transfer Premium on a monthly basis as rent or other consideration is paid by Transferee to Tenant under the Transfer. For purposes of calculating the Transfer Premium on a monthly basis, Tenant’s Subleasing Costs shall be deemed to be expended by Tenant in equal monthly amounts over the entire term of the Transfer.

14.5       Landlord’s Recapture of the Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the right, upon written notice to Tenant within thirty (30) days following receipt of any Transfer Notice, to (i) recapture the Subject Space, or (ii) take an assignment or sublease of the Subject Space from Tenant. Such recapture or sublease or assignment notice, shall cancel and terminate this Lease, or create a sublease or assignment, as the case may be, with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, then (i) the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises; (ii) this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same; and (iii) Landlord shall construct or cause to be constructed a demising wall separating that portion of the Premises recaptured by Landlord from that portion of the Premises retained by Tenant; provided that, Tenant hereby agrees that, notwithstanding Tenant’s occupancy of its retained portion of the Premises during the construction of such demising wall by Landlord, Landlord shall be permitted to construct such demising wall during normal business hours, without any obligation to pay overtime or other premiums, and the construction of such demising wall by Landlord shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, and Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the construction of such demising wall, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of its retained portion of the Premises or of Tenant’s personal property or improvements resulting from the construction of such demising wall, or for any inconvenience or annoyance occasioned by the construction of such demising wall; and provided further that, Tenant shall be responsible for, and shall pay to Landlord promptly upon being billed therefor, fifty percent (50%) of all costs related to the construction of such demising wall, including Landlord’s standard fee for its involvement with such demising wall. If Landlord declines, or fails to elect in a timely manner, to recapture, sublease or take an assignment of the Subject Space under this Section 14.5, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.

14.6       Effect of Transfer. If Landlord consents to a Transfer, then (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form and content reasonably acceptable to Landlord, including, without limitation, at Landlord’s option, a “Transfer Agreement,” as that term is defined below; (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer; and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space, and, in the event of a Transfer of Tenant’s entire interest in this Lease, the liability of Tenant and such Transferee shall be joint and several. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit. Notwithstanding anything to the contrary contained in this Article 14, Landlord, at its option in its sole and absolute discretion, may require, as a condition to the validity of any Transfer, that both Tenant and such Transferee enter into a separate written agreement directly with Landlord (a “Transfer Agreement”), which Transfer Agreement, among other things, shall create privity of contract between Landlord and such Transferee with respect to the provisions of this Article 14, and shall contain such terms and provisions as Landlord may reasonably require, including, without limitation, the following: (A) such Transferee’s agreement to be bound by all the obligations of Tenant under this Lease (including, but not limited to, Tenant’s obligation to pay Rent), provided that, in the event of a Transfer of less than the entire Premises, the obligations to which such Transferee shall agree to be so bound shall be prorated on a basis of the number of rentable square feet of the Subject Space in proportion to the number of square feet in the Premises; (B) such Transferee’s acknowledgment of, and agreement that such Transfer shall be subordinate and subject to, Landlord’s rights under Section 13.3 of this Lease; and (C) Tenant’s and such Transferee’s recognition of and agreement to be bound by all the terms and provisions of this Article 14, including, but not limited to, any such terms and provisions which Landlord, at its option, requires to be expressly set forth in such Transfer Agreement. Upon the occurrence of any default by Transferee under such Transfer, Landlord shall have the right, at its option, but not the obligation, on behalf of Tenant, to pursue any or all of the remedies available to Tenant under such Transfer or at law or in equity (all of which remedies shall be distinct, separate and cumulative).

14.7       Occurrence of Default. Any Transfer hereunder, whether or not such Transferee shall have executed a Transfer Agreement, shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, then Landlord shall have all of the rights set forth in Section 13.3 of this Lease with respect to such Transfer. In addition, if Tenant shall be in default under this Lease, then Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney- in-fact, to direct any Transferee to make all payments under or in connection with a Transfer directly to Landlord (which payments Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlords consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8       Deemed Transfers. For purposes of this Lease, the term “Transfer” shall include any of the following, whether voluntary or involuntary and whether effected by death, operation of law or otherwise:

14.8.1.       If Tenant is a partnership or limited liability company:

14.8.1.1       The withdrawal or change, voluntarily, involuntarily, or by operation of law, of fifty percent (50%) or more of the partners, officers or members, as applicable, or the transfer of fifty percent (50%) or more of the partnership, ownership or membership interests (as applicable), whether in a single transaction or series of transactions within a twelve (12) month period; or

14.8.1.2       The sale, mortgage, hypothecation, pledge or other encumbrance at any time of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12) month period; or

14.8.1.3       The dissolution of the partnership or limited liability company without immediate reconstitution thereof.

14.8.2.       If Tenant is a closely held corporation (i.e., one whose stock is not publicly held and not traded through an exchange or over the counter):

14.8.2.1       The sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members or by reason of gift or death) within a twelve (12) month period;

14.8.2.2       The sale, mortgage, hypothecation, pledge or other encumbrance of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12) month period; or

14.8.2.3       The dissolution, merger, consolidation, or other reorganization of Tenant,

14.9       Permitted Transfers. Notwithstanding anything contained in Section 14.1. Tenant shall have the right, without Landlord’s prior consent, to Transfer the Lease an Affiliate, as defined below, of Tenant, so as long as the following conditions are met and Tenant otherwise complies with the other provisions of Section 14.1 (each such Transfer shall be referred to as a “Permitted Transfer”, and any person to whom any Permitted Transfer is made or sought to be made is hereinafter sometimes referred to as a “Permitted Transferee”):

14.9.1.1       At least ten (10) business days before the Permitted Transfer, Tenant shall deliver to Landlord written notice of the Permitted Transfer (as well as any documents or information reasonably requested by Landlord regarding the Permitted Transfer or Permitted Transferee);

14.9.1.2       The Permitted Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease or this Article 14;

14.9.1.3       If the Permitted Transfer is an assignment, the Permitted Transferee assumes in writing all of Tenant’s obligations under this Lease relating to the Leased Premises; and

14.9.1.4       The Permitted Transferee has a tangible net worth, as evidenced by financial statements delivered to Landlord and certified by an independent certified public accountant in accordance with generally accepted accounting principles that are consistently applied (“Net Worth”), at least equal to Tenant’s Net Worth either immediately before the Transfer or as of the date of this Lease, whichever is greater.

For purposes hereof, the term “Affiliate” means any entity that controls, is controlled by, or is under common control with Tenant. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Assignee.” “Control” means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity or possession of the right to vote more than fifty percent (50%) of the voting interest in the ordinary direction of the entity’s affairs. Landlord shall not be entitled to terminate the Lease pursuant to Section 14.5 due to a Permitted Transfer or to receive any part of any Transfer Premium resulting from a Permitted Transfer that would otherwise be due it pursuant to Section 14.4.

14.10       Reasonable Restriction. The restrictions on Transfer described in this Lease are acknowledged by Tenant to be reasonable for all purposes, including, without limitation, the provisions of California Civil Code Section 1951.4(b)(2). Tenant expressly waives any rights which it might otherwise be deemed to possess pursuant to applicable law, including, without limitation, California Civil Code Section 1997.040, to limit any remedy of Landlord pursuant to California Civil Code Section 1951.2 or 1951.4 by means of proof that enforcement of a restriction on use of the Premises would be unreasonable.

ARTICLE 15

SURRENDER OF PREMISES

15.1       Generally. Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender the Premises to Landlord in as good condition and repair as existed upon Landlord’s delivery of the Premises to Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Notwithstanding the foregoing, prior to Tenant’s surrender of the Premises to Landlord, at the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, cause the following to be done: (i) all interior walls shall be painted or cleaned, as necessary; (ii) all tiled floors shall be cleaned; (iii) all carpets shall be cleaned and shampooed; (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced; (v) all debris, rubbish, such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises shall be removed; and (vi) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses). In addition, at Landlord’s request, Tenant shall, prior to Tenant’s surrender of the Premises to Landlord, (i) remove any Alterations which Tenant is required to remove pursuant to Section 5.5 and repair all damage caused by such removal, and (ii) return the Premises or any part thereof to its original configuration existing as of the time the Premises were delivered by Landlord to Tenant.

15.2       Environmental Assessment. In connection with its surrender of the Premises, Tenant shall submit to Landlord an environmental assessment pursuant to the terms of Section 7.1.8, above. If such environmental assessment reveals that remediation or clean-up is required under any Hazardous Materials Laws as a result of the Hazardous Materials Usage by Tenant or Tenant’s Agents, Tenant shall submit a remediation plan prepared by a recognized environmental consultant and shall be responsible for all costs of remediation and clean-up, as provided in Section 7.1, above.

ARTICLE 16

HOLDING OVER

If Tenant holds over in the Premises or any part thereof after the expiration or earlier termination of this Lease, such tenancy shall not constitute a renewal or extension of the Lease and shall be construed to be a tenancy from month to month on the same terms and conditions contained herein, except that Base Monthly Rent shall be payable at an amount equal to (i) one hundred twenty-five percent (125%) of the Base Monthly Rent payable during the last full calendar month of the Lease Term for the first three (3) months of such holdover, and (ii) one hundred fifty percent (150%) thereafter. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided under this Lease or at law. If Tenant holds over without Landlord’s express written consent, and tenders payment of rent for any period beyond the expiration or earlier termination of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provide Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Additionally, in the event that upon the expiration or earlier termination of the Lease, Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as it deems necessary at Tenant’s sole cost and expense, and any time required by Landlord to complete such obligations shall be considered a period of holding over and the terms of this Article 16 shall apply. Tenant acknowledges that any holding over in the Premises by Tenant without Landlord’s express written consent may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises to Landlord upon the expiration or earlier termination of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any and all claims and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting therefrom. Tenant agrees that any proceedings necessary to recover possession of the Premises from Tenant, whether before or after the expiration or earlier termination of this Lease, shall be considered an action to enforce the terms of this Lease for purposes of die awarding of any attorneys’ fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

At all times during the Lease Term, Tenant shall, within fifteen (15) days following any request by Landlord, execute and deliver to Landlord an estoppel certificate in the form attached hereto as Exhibit E (“Estoppel Certificate”). Tenant’s failure to timely deliver an executed Estoppel Certificate within said fifteen (15) day period shall constitute an acknowledgement by Tenant that the statements included in the Estoppel Certificate are true and correct without exception. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with Tenant’s current financial statement and the financial statements covering the two (2) year period prior to the date of such current financial statement. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Landlord agrees that such financial information is confidential and shall only be used for purposes of a sale or financing of the Building or Project or any interest in Landlord. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

ARTICLE 18

SUBORDINATION

18.1       Subordination. This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds (collectively, “Security Instruments”), unless the holders of such Security Instruments require in writing that this Lease be superior thereto. This clause shall be self operative and no further instrument of subordination need be required by any owner or holder of any Security Instrument; provided, however, that at Landlord’s request, Tenant shall promptly execute any appropriate certificate or instrument that Landlord may request in confirmation thereof, and Tenant hereby constitutes and appoints Landlord as Tenant’s attorney-in-fact to execute any such certificate or instrument for and on behalf of Tenant. In the event any proceedings are brought for the foreclosure of any such Security Instrument, Tenant covenants and agrees to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such Security Instrument. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. This Lease is further subject to and subordinate to all matters of record.

18.2       Notice to Lienholder or Ground Lessor. Notwithstanding anything to the contrary contained in Section 18.3, below, or elsewhere in this Lease, upon receipt by Tenant of written notice from any holder of a Security Instrument in force against the Building or the Project or any part thereof which includes the Premises or any lessor under a ground lease or underlying lease of the Building or the Project, or from Landlord, which notice sets forth the address of such lienholder or ground lessor, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such lienholder or ground lessor at the appropriate address therefor (as specified in the above-described notice or at such other places as may be designated from time to time in a notice to Tenant in accordance with Section 18.3. below), and the curing of any of Landlord’s defaults by such lienholder or ground lessor within a reasonable period of time after such notice from Tenant (including a reasonable period of time to obtain possession of the Building or the Project, as the case may be, if such lienholder or ground lessor elects to do so) shall be treated as performance by Landlord.

18.3       Assignment of Rents. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the Rent payable to Landlord hereunder, conditional in nature or otherwise, which assignment is made to any holder of a Security Instrument in force against the Building or the Project or any part thereof which includes the Premises or to any lessor under a ground lease or underlying lease of the Building or the Project, Tenant agrees as follows:

18.3.1.       The execution of any such assignment by Landlord, and the acceptance thereof by such lienholder or ground lessor, shall never be treated as an assumption by such lienholder or ground lessor of any of the obligations of Landlord under this Lease, unless such lienholder or ground lessor shall, by notice to Tenant, specifically otherwise elect.

18.3.2.       Notwithstanding delivery to Tenant of the notice required by Section 18.3.1, above, such lienholder or ground lessor, respectively, shall be treated as having assumed Landlord’s obligations under this Lease only upon such lienholder’s foreclosure of any such mortgage, trust deed or other encumbrance, or acceptance of a deed in lieu thereof, and taking of possession of the Building or the Project or applicable portion thereof, or such ground lessor’s termination of any such ground lease or underlying leases and assumption of Landlord’s position hereunder, as the case may be. In no event shall such lienholder, ground lessor or any other successor to Landlord’s interest in this Lease, as the case may be, be liable for any security deposit paid by Tenant to Landlord, unless and until such lienholder, ground lessor or other such successor, respectively, actually has been credited with or has received for its own account as landlord the amount of such security deposit or any portion thereof (in which event the liability of such lienholder, ground lessor or other such successor, as the case may be, shall be limited to the amount actually credited or received).

18.3.3.       In no event shall the acquisition of title to the Building and the land upon which the Building is located or the Project or any part thereof which includes the Premises by a purchaser which, simultaneously therewith, leases back to the seller thereof the entire Building or the land upon which the Building is located or the Project or the entirety of that part thereof acquired by such purchaser, as the case may be, be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations under this Lease, but Tenant shall look solely to such seller-lessee, or to the successors to or assigns of such seller-lessee’s estate, for performance of Landlord’s obligations under this Lease. In any such event, this Lease shall be subject and subordinate to the lease to such seller-lessee, and Tenant covenants and agrees in the event the lease to such seller-lessee is terminated to attorn, without any deductions or set-offs whatsoever, to such purchaser-lessor, if so requested to do so by such purchaser-lessor, and to recognize such purchaser-lessor as the lessor under this Lease, provided such purchaser-lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. For all purposes, such seller-lessee, or the successors to or assigns of such seller-lessee’s estate, shall be the lessor under this Lease unless and until such seller-lessee’s position shall have been assumed by such purchaser-lessor.

ARTICLE 19

PARKING

During the Lease Term, Tenant shall have the right to use the number of unreserved parking passes set forth in Section H of the Summary in the parking facility for the Project at the then prevailing rates charged from time to time by Landlord for such parking passes. Notwithstanding anything set forth in this Article 19 to the contrary, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of the parking facility by Tenant. Tenant shall not at any time park or permit the parking of its vehicles in any portion of the Project not designated by Landlord for non-exclusive parking. Tenant shall not have the exclusive right to park in any particular area of the parking facility for the Project, and if Landlord grants to any other tenant the exclusive right to park in any particular area of the parking facility for the Project, Tenant shall not park in such area. Tenant’s continued right to use the parking passes allocated to it pursuant to this Lease is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease beyond the expiration of any applicable notice and cure periods expressly set forth in this Lease. Landlord shall have the right to have any vehicles owned by Tenant or Tenant’s Agents which are parked at the Project in violation of any applicable rules or regulations to be towed away at Tenant’s cost. Tenant’s use of the Project parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities. Tenant shall not use, and shall ensure that its employees, invitees and visitors shall not use, the Project parking facility for the storage (including overnight parking) and/or repair of any automobiles. All delivery trucks and vehicles shall be (i) parked at the rear of the Building, (ii) loaded and unloaded in a timely manner which does not interfere with the use of the Building or Project by other tenants and occupants of the Building or Project, and (iii) permitted to remain at the Project only so long as is reasonably necessary to complete loading and unloading. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes provided to Tenant pursuant to this Article 19 are provided to Tenant solely for use by Tenant’s own personnel and such use may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.

ARTICLE 20

SIGNS

20.1       Identification Signage. Subject to Landlord’s prior written approval, in its sole discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, at its sole cost and expense, may install identification signage anywhere in the Premises including in the lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

20.2       Intentionally Omitted.

20.3       Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Building or in the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

20.4       Tenant Signage. Provided that (i) Tenant is not then in default of this Lease and has not previously been in default of this Lease, and (ii) the Original Tenant or its Permitted Assignee then occupies the entire Premises, the Original Tenant and its Permitted Assignees shall have the nonexclusive right, at Tenant’s sole cost and expense, to install (i) identification signage on one (1) strip of the existing monument sign (the “Monument Sign”), and (ii) one (1) eyebrow sign on that portion of the exterior of the Building located immediately above the main entrance to the Premises (the “Eyebrow Sign”). The Monument Sign shall be located on the monument at a location determined by Landlord. The exact location of the Eyebrow Sign shall be designated by Landlord, in Landlord’s sole discretion. The Monument Sign and the Eyebrow Sign are together referred to herein as the “Tenant Signage.” The name set forth on the Tenant Signage shall in no event be an “Objectionable Name” (as that term is defined below). Tenant shall be responsible for all costs incurred in connection with the design, construction and installation of the Tenant Signage. Notwithstanding anything contained herein to the contrary, the graphics, materials, color, design, lettering, size, quality and specifications of the Tenant Signage shall be subject to the prior written approval of Landlord, in Landlord’s sole discretion, shall be consistent with the exterior building signage of the other tenants of the Project (if any), and shall also comply with and be subject to all applicable laws, statutes, ordinances, rules, regulations, permits, approvals, and all covenants, conditions or restrictions of record, including, but not limited to, all requirements of the City of Fremont (the “City”) (or other applicable governmental authorities); provided, however, that in no event shall the approval by the City (or other applicable governmental authority) of either the Monument Sign or the Eyebrow Sign be deemed a condition precedent to the effectiveness of this Lease. Tenant shall be responsible, at its sole cost and expense, for the maintenance and repair and compliance with the requirements of the Tenant Signage. Upon the expiration or earlier termination of this Lease (or upon any earlier termination of Tenant’s rights hereunder), Tenant shall be responsible, at Tenant’s sole cost and expense, for the removal of all of the Tenant Signage and the repair of any damage resulting therefrom to the satisfaction of Landlord, including, without limitation, repairing and/or replacing any landscaping harmed by such removal. The rights contained in this Section 20.4 shall be personal to the Original Tenant and may only be exercised by the Original Tenant and its Permitted Assignees (and not any assignee, sublessee or other transferee of Tenant’s interest in this Lease) if the Original Tenant occupies the entire Premises. The term “Objectionable Name” shall mean any name or logo which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building, or which would otherwise reasonably offend a landlord of comparable buildings in the vicinity of the Building.

ARTICLE 21

GENERAL PROVISIONS

21.1       Landlord’s Right to Cure Default; Payments by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 13.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord the following sums (which sums shall bear interest at the Agreed Interest Rate from the date accrued by Landlord until paid by Tenant, but in no case greater than the maximum amount of such interest permitted by law), upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this Section 21.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 21.1 shall survive the expiration or sooner termination of this Lease.

21.2       Landlord’s Right to Enter. In addition to Landlord’s right to enter the Premises pursuant to Section 6.2 of this Lease, Landlord and its agents reserve the right to enter the Premises at all reasonable times upon prior reasonable notice to Tenant (which notice, notwithstanding anything to the contrary contained in Section 21.5 of this Lease, may be oral, and which notice shall not be required in the case of an emergency) for the purpose of: (i) inspecting the same; (ii) posting notices of non-responsibility; (iii) supplying any service to be provided by Landlord to Tenant; (iv) showing the Premises to prospective purchasers or tenants, or current or prospective mortgagees, ground or underlying lessors or insurers (provided that for the purposes set forth in this subsection (iv); Landlord shall only enter the Premises upon at least twenty-four (24) hours prior notice); (v) performing services required of Landlord, including janitorial service; (vi) performing Tenant’s obligations when Tenant has failed to do so after written notice from Landlord; (vii) placing upon the Premises ordinary “for lease” signs or “for sale” signs; (viii) taking possession of the Premises due to any breach of this Lease in the manner provided herein; and (ix) responding to an emergency. Landlord shall have the right to use any and all means Landlord may deem necessary and proper to enter the Premises in an emergency. Any entry into the Premises obtained by Landlord in accordance with this Section 21.2 shall not be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises, and Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.

21.3       Intentionally Omitted.

21.4       Consent. Whenever Landlord’s approval or consent is required by this Lease, such approval or consent may be exercised in Landlord’s sole and absolute discretion, unless a different standard has been expressly provided in this Lease for the particular matter requiring Landlord’s consent or approval.

21.5       Notices. Any notice, demand, designation, approval or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing and shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally to the addresses specified in Section P or Section 0 of the Summary (as applicable). Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made, or, in all cases, if such date falls on a Saturday, Sunday or bank holiday in the State of California, then the next business day. Any Notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. Either party may change its address for Notices by giving Notice of the same in accordance with this Section 21.5.

21.6       Covenant of Quiet Enjoyment. Landlord covenants that Tenant, on paying the Rent and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.

21.7       Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The terms “shall”, “will” and “agree” are mandatory. The term “may” is permissive. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

21.8       Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

21.9       No Light, Air or View Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. Under no circumstances whatsoever at any time during the Lease Term shall any temporary darkening of any windows of the Premises or any temporary obstruction of the light or view therefrom by reason of any repairs, improvements, maintenance or cleaning in or about the Project, or any diminution, impairment or obstruction (whether partial or total) of light, air or view by any structure which may be erected on any land comprising a part of, or located adjacent to or otherwise in the path of light, air or view to, the Project, in any way impose any liability upon Landlord or in any way reduce or diminish Tenant’s obligations under this Lease.

21.10       Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

21.11       Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.

21.12       Prohibition Against Recording. Except as provided in Section 21.10 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

21.13       Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

21.14       Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

21.15       Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

21.16       Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor, including, without limitation, the giving of any Notice required to be given under this Lease or by law, the time periods for giving any such Notice and the taking of any action with respect to any such Notice.

21.17       Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

21.18       Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

21.19       Attorneys’ Fees. In the event that either Landlord or Tenant should bring any action or legal proceeding for an alleged breach of any provision of this Lease, to recover any sum due under this Lease, for possession of the Premises, to terminate this Lease or otherwise to enforce, protect or establish any term or covenant of this Lease, the prevailing party shall be entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, all costs and expenses incurred by such prevailing party, including, without limitation, reasonable attorneys’ fees, court costs, and experts’ fees as may be fixed by the court.

21.20       Authority. If Tenant is a corporation, limited liability company, partnership or other entity, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California, and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation, and (ii) qualification to do business in California.

21.21       Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

21.22       Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

21.23       Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

21.24       Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

21.25       Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

21.26       Development of the Project.

21.26.1.Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

21.26.2.The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

21.26.3.Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, odor, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

21.27       No Discrimination. There shall be no discrimination against, or segregation of, any person or persons on account of sex, marital status, race, color, religion, creed, national origin or ancestry in the Transfer of the Premises, or any portion thereof, nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees, or vendees of the Premises, or any portion thereof.

21.28       Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

21.29       Termination by Exercise of Right. If this Lease is terminated pursuant to its terms by the proper exercise of a right to terminate specifically granted to Landlord or Tenant by this Lease, then this Lease shall terminate thirty (30) days after the date the right to terminate is properly exercised (unless another date is specified in that part of the Lease creating the right, in which event the date so specified for termination shall prevail), the rent and all other charges due hereunder shall be prorated as of the date of termination, and neither Landlord nor Tenant shall have any further rights or obligations under this Lease except for those that have accrued prior to the date of termination or those obligations which this Lease specifically provides are to survive termination. This Section 21.28 does not apply to a termination of this Lease by Landlord as a result of an Event of Tenant’s Default.

21.30       Brokerage Commissions. Landlord and Tenant each represents and warrants to the other party that it has not authorized, retained or employed, or acted by implication to authorize, retain or employ, any real estate broker or agent to act for it or on its behalf in connection with this Lease so as to cause the other party to be responsible for the payment of a brokerage commission, except for the Brokers identified in Section R of the Summary to this Lease, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord and Tenant shall each indemnify, defend and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent (other than the Brokers) occurring by, through or under the indemnifying party.

21.31       Force Majeure. Any prevention, delay or stoppage due to strikes, lock-outs, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other acts of God, and other causes beyond the reasonable control of the party obligated to perform (except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease) (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

21.32       Entire Agreement. This Lease constitutes the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. Tenant acknowledges that neither Landlord nor Landlord’s employees or agents have made any legally binding representation or warranty as to any matter except those expressly set forth herein, including any warranty as to (i) whether the Premises may be used for Tenant’s intended use under existing applicable laws, (ii) the suitability of the Premises or the Project for the conduct of Tenant’s business, (iii) the condition of any improvements, (iv) the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate, or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease. This instrument shall not be legally binding until it is executed by both Landlord and Tenant. No subsequent change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant.

21.33       Miscellaneous. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless a provision of this Lease expressly requires reimbursement. Where a party hereto is obligated not to perform any act, such party is also obligated to restrain any others within its control from performing said act.

21.34       Patriot Act; OFAC Compliance. As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Section 13.1.6 of this Lease and shall be covered by the indemnity provisions of Section 10.1 above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

[the balance of this page has been intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the Effective Date.

LANDLORD:			TENANT:

M WEST PROPCO XX, LLC,			ENOVIX CORPORATION
a Delaware limited liability company			a Delaware corporation

By:	Divco West Real Estate Services, Inc.,		By:	/s/ Harrold Rust
	a Delaware corporation		Name:	Harrold Rust
	Its Agent		Its:	CEO

	By:	/s/ Steve Novick	Dated:	December 4, 2013
	Name:	Steve Novick
	Its:	Authorized Signatory

Dated:

EXHIBIT A

PROJECT SITE PLAN AND OUTLINE OF THE PREMISES

This Exhibit is intended only to show the approximate location of the Premises in the Building, and is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the Common Areas, or the elements thereof, or of the acccessways to the Premises or the Project. The depiction of any interior windows, cubicles, modules, furniture and equipment in this Exhibit, if shown, is for illustrative purposes only, but does not mean that such items exist in the Premises or the Building, or that Landlord shall be obligated to provide, install or construct any such items. This Exhibit shall not be scaled; any measurements or distances shown should be taken as approximate. The inclusion of any elevators, stairways, electrical and mechanical closets, and other similar facilities for the benefit of occupants of the Building, if any, does not mean that such items are part of the Premises or the Building.

[see attached]

EXHIBIT A

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of Articles 1 through 21 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Tenant Work Letter.

SECTION 1

DELIVERY OF THE PREMISES AND BASE BUILDING

Upon the full execution and delivery of this Lease by Landlord and Tenant, Landlord shall deliver the Premises to Tenant, and Tenant shall accept the Premises from Landlord, in its presently existing, “AS-IS” condition as of the date of this Lease.

SECTION 2

TENANT IMPROVEMENTS

2.1           Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”), in the amount set forth in Section T of the Summary of Basic Lease Terms, for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (and/or, to the extent Tenant timely exercises its expansion option with respect to the Warren Expansion Space and the amount set forth in Section T of the Summary is amended pursuant to Section 1.5.5 above, the Warren Expansion Space) (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. In the event that the Tenant Improvement Allowance is not fully utilized by Tenant in the Premises within eighteen (18) months after the Lease Commencement Date (or, if Tenant exercises its expansion option with respect to the Warren Expansion Space, in the Premises and/or the Warren Expansion Space within eighteen (18) months after the Warren Expansion Space Commencement Date), then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto. Any Tenant Improvements that require the use of Building risers, raceways, shafts and/or conduits, shall be subject to Landlord’s reasonable rules, regulations, and restrictions, including the requirement that any cabling vender must be selected from a list provided by Landlord, and that the amount and location of any such cabling must be approved by Landlord. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Tenant Improvements and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to their condition existing prior to the installment of such Tenant Improvements; provided, further, however, that notwithstanding the foregoing, upon written request by Tenant at the time of Tenant’s request for Landlord’s approval of the “Final Working Drawings” (as that term is defined in Section 3.3 below), Landlord shall notify Tenant whether all or any portion of the Tenant Improvements will be required to be removed pursuant to the terms of this Section 2.1.

2.2           Disbursement of the Tenant Improvement Allowance.

2.2.1       Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1            Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Tenant Work Letter, not exceed an aggregate amount equal to $1.50 per rentable square foot of the Premises, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2            The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3            The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4            The cost of any changes to the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5            The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.6            The cost of connection of the Premises to the Building’s energy management systems;

2.2.1.7            The cost of Landlord’s Work;

2.2.1.8            The cost of the “Coordination Fee,” as that term is defined in Section 4.2.2 of this Tenant Work Letter;

2.2.1.9            Sales and use taxes and Title 24 fees; and

2.2.1.10          All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

2.2.2        Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1            Monthly Disbursements. On or before the day of each calendar month, as determined by Landlord, during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i)a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, within thirty (30) days, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2            Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant within thirty (30) days following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed..

2.2.2.3            Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease.

2.3           Standard Tenant Improvement Package. Landlord has established or may establish specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications shall be promptly supplied to Tenant by Landlord after full execution and delivery of this Lease. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that the Tenant Improvements shall comply with certain Specifications as designated by Landlord. Landlord may make changes to the Specifications for the Standard Improvement Package from time to time; provided, however, Tenant shall not be obligated to comply with any such changes that are made after the date Landlord approves the Final Working Drawings, unless such change is required by applicable Law.

2.4           Test Fit Allowance. In addition to the Tenant Improvement Allowance, Landlord shall contribute an amount not to exceed Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) (the “Test Fit Allowance”) toward the cost of one (1) test fit plan to be prepared in connection with the construction of the Tenant Improvements. In the event that Tenant desires to use the Test Fit Allowance, then Tenant shall submit an invoice to Landlord from the “Architect,” as that term is defined in Section 3.1 below, and such costs shall be paid by Landlord within ten (10) business days following Landlord’s receipt of such invoice. No portion of the Test Fit Allowance, if any, remaining after the completion of the Tenant Improvements shall be available for use by Tenant.

SECTION 3

CONSTRUCTION DRAWINGS

3.1            Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner designated by Tenant and approved by Landlord, which approval shall not be unreasonably withheld (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall retain the engineering consultants designated by Tenant and approved by Landlord, which approval shall not be unreasonably withheld (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” Tenant shall be required to include in its contracts with the Architect and the Engineers a provision which requires ownership of all Construction Drawings to be transferred to Tenant upon the Substantial Completion of the Tenant Improvements and Tenant hereby grants to Landlord a non-exclusive right to use such Construction Drawings, including, without limitation, a right to make copies thereof. All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval, which shall not be unreasonably withheld. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2            Final Space Plan. Upon receipt of Tenant’s written request, Landlord shall provide to Tenant base building plans to allow Tenant’s Architect to prepare a space plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3            Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

3.4           Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits (the “Permits”). Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed.

3.5           Design-Build. As set forth above, to the extent reasonable given the nature of certain of Tenant’s intended Tenant Improvements, the mechanical, electrical, and plumbing aspects of the Tenant Improvements may be constructed on a “design-build” basis. All design-build drawings provided by subcontractors shall be subject to Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) prior to the start of construction and prior to submittal to the applicable municipal agencies for permits.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1           Tenant’s Selection of Contractors.

4.1.1        The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld. Tenant shall obtain cost estimate bids from a minimum of two (2) general contractors to construct the Tenant Improvements.

4.1.2        Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) shall be from a list supplied by Landlord,

4.2            Construction of Tenant Improvements by Tenant’s Agents.

4.2.1        Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). Prior to the commencement of construction of the Tenant Improvements. Tenant shall supply Landlord with cash in an amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any of the then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant to Landlord immediately as an addition to the Over-Allowance Amount or at Landlord’s option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs. Notwithstanding anything set forth in this Tenant Work Letter to the contrary, construction of the Tenant Improvements shall not commence until (a) Landlord has approved the Contract, (b) Tenant has procured and delivered to Landlord a copy of all Permits, and (c) Tenant has delivered to Landlord the Over-Allowance Amount.

4.2.2        Tenant’s Agents.

4.2.2.1            Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Landlord’s rules and regulations for the construction of improvements in the Building, (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to three percent (3%) of the amount of all costs to construct the Tenant Improvements (excluding the cost of building permits), which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements. The Coordination Fee shall be included in the costs to construct the Tenant Improvements. Landlord shall deduct the Coordination Fee from the Tenant Improvement Allowance and pay its agent on a monthly basis. Tenant shall be responsible for payment of the Coordination Fee to the extent that the costs to construct the Tenant Improvements exceed the Tenant Improvement Allowance. In the event of a conflict between the Approved Working Drawings and Landlord’s construction rules and regulations, Landlord, in its sole and absolute discretion, shall determine which shall prevail.

4.2.2.2            Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.3     Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4     Insurance Requirements.

4.2.2.4.1            General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.2            Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.3            General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.

4.2.3        Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4       Inspection by Landlord. Tenant shall provide Landlord with reasonable prior notice of any inspection to be performed by a governmental entity in connection with the construction of the Tenant Improvements in order to allow Landlord to be present during such inspection. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements for not meeting the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5        Meetings. Commencing upon the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3           Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord four (4) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

MISCELLANEOUS

5.1           Tenant’s Representative. Tenant has designated Steve Van Tassell as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2           Landlord’s Representative. Landlord has designated Steve Aberle as its sole representative for all phases of construction and with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3           Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4           Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease or this Tenant Work Letter has occurred at any time on or before the substantial completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the .substantial completion of the Premises caused by such inaction by Landlord).

EXHIBIT C

ACCEPTANCE AGREEMENT

This Acceptance Agreement is made as of                                  , by and between the parties hereto with regard to that certain Lease dated                                  ,by and between M WEST PROPCO XX, LLC, a Delaware limited liability company, as Landlord (“Landlord”), and                                 , a                                  , as Tenant (“Tenant”), affecting those premises located at                                  , California. The parties hereto agree as follows:

1.	Landlord delivered possession of the Premises to Tenant on , with all improvements and work, if any, required of Landlord completed in a good and workmanlike manner and otherwise in the condition required under the Lease and Tenant accepted possession of the Premises.

2.	The Lease Commencement Date of the Lease Term for the Premises is , and the Expiration Date of Lease Term for the Premises is , unless sooner terminated according to the terms of the Lease.

3.	Each party represents and warrants to the other that it is duly authorized to enter into this document and perform its obligations without the consent or approval of any other party and that the person signing on its behalf is duly authorized to sign on behalf of such party.

LANDLORD:		TENANT:

M WEST PROPCO XX, LLC,
a Delaware limited liability company		a

By:	Divco West Real Estate Services, Inc.,	By:
	a Delaware corporation	Name:
	Its Agent	Its:

	By:	Dated:
Name:
Its:

Dated:

EXHIBIT D

APPROVED HAZARDOUS MATERIALS EXHIBIT

[see attached]

ENVIRONMENTAL QUESTIONNAIRE

FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Property Name:

Property Address:

Instructions: The following questionnaire is to be completed by the Tenant representative with knowledge of the planned operations for the specified building/location. Please print clearly and attach additional sheets as necessary.

1.0            PROCESS INFORMATION

Describe planned use, and include brief description of manufacturing processes employed.

2.0            HAZARDOUS MATERIALS

Are hazardous materials used or stored? If so, continue with the next question. If not, go to Section 3.0.

2.1	Are any of the following materials handled on the Property?	Yes ☐ No ☐

(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.) If so, complete this section. If this question is not applicable, skip this section and go on to Section 5.0.

☐	Explosives	☐	Fuels	☐	Oils
☐	Solvents	☐	Oxidizers	☐	Organics/Inorganics
☐	Acids	☐	Bases	☐	Pesticides
☐	Gases	☐	PCBs	☐	Radioactive Materials
☐	Other (please specify)

2-2.	If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below. If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

2-3.	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

3.0	HAZARDOUS WASTES

Are hazardous wastes generated?	Yes ☐ No ☐

If yes, continue with the next question. If not, skip this section and go to section 4.0.

3.1             Are any of the following wastes generated, handled, or disposed of (where applicable) on the Property?

☐	Hazardous wastes	☐	Industrial Wastewater
☐	Waste oils	☐	PCBs
☐	Air emissions	☐	Sludges
☐	Regulated Wastes	☐	Other (please specify)

3-2.           List and quantify the materials identified in Question 3-1 of this section. See attached

WASTE	RCRA listed		APPROXIMATE MONTHLY	WASTE
GENERATED	Waste?	SOURCE	QUANTITY	CHARACTERIZATION	DISPOSITION

3-3.	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach, separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

3-4.	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment? Yes ☐ No ☐

3-5.	If so, please describe.

4.0          USTS/ASTS

4.1	Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)? Yes ☐ No ☐ See attached

If not, continue with section 5.0. If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

		Year	Type (Steel,	Associated Leak Detection / Spill
Capacity	Contents	Installed	Fiberglass, etc)	Prevention Measures*

*Note:	The following are examples of leak detection / spill prevention measures:

Integrity testing	Inventory reconciliation	Leak detection system
Overfill spill protection	Secondary containment	Cathodic protection

4-2.	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4-3.	Is the UST/AST registered and permitted with the appropriate regulatory agencies? Yes ☐ No ☐ If so, please attach a copy of the required permits.

4-4.	If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4-5.	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property?

Not applicable   Yes ☐ No ☐

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4-6.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?

Not applicable   Yes ☐ No ☐

For new tenants, are installations of this type required for the planned operations?

Yes ☐ No ☐

If yes to either question, please describe.

5.0            asbestos containing building materials

Please be advised that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.0            REGULATORY

6-1.	Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit?	Yes ☐ No ☐

If so, please attach a copy of this permit.

6-2.	Has a Hazardous Materials Business Plan been developed for the site ?	Yes ☐ No ☐

If so, please attach a copy.

CERTIFICATION

I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that Landlord will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:
Name:
Title:
Date:
Telephone:

2.3 Hazardous Materials Storage / Usage / Handling Areas

EXHIBIT E

FORM OF TENANT ESTOPPEL

The undersigned, as Tenant under that certain Office Lease (the “Lease”) made and entered into as of ____________, 20 ___by and between M WEST PROPCO XX, as Landlord, and the undersigned, as Tenant, for Premises on the ___________floor(s) of the office building located at ____________certifies as follows:

1.             Attached hereto as Schedule 1 is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Schedule 1 represent the entire agreement between the parties as to the Premises.

2.            The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on __________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3.            Base Monthly Rent became payable on ___________.

4.            The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Schedule 1.

5.            Tenant has not transferred, assigned, or sublet any portion of the Premises, nor entered into any license or concession agreements with respect thereto except as follows:_________________.

6.            Tenant shall not modify the documents contained in Schedule 1 without the prior written consent of Landlord’s mortgagee.

7.            All monthly installments of Base Monthly Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________. Base Monthly Rent is currently payable at the rate of $ ___________.

8.            To the best of Tenant’s knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9.            No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except the Security Deposit in the amount of $ ___________, as provided in the Lease.

10.          To the best of Tenant’s knowledge, as of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11.           If Tenant is a corporation, limited liability company, partnership or limited liability partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12.          There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13.            Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

14.            All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

15.            Under the Lease, Tenant has the right to cause an audit and/or accounting to be performed of Landlord’s operations and/or books and records pertaining to operating expenses and taxes. Such an audit and/or accounting could result in a claim or an offset of rent paid under the Lease. Tenant’s execution of this Estoppel Certificate notwithstanding, Tenant reserves its right to perform such an audit and/or accounting pursuant to the terms of the Lease and to assert any claims or offsets resulting therefrom.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at___________ on the____ day of _________, 20 __.

“Tenant”:
,
a

By:
Its:

By:
Its:

SCHEDULE 1 TO EXHIBIT E

LEASE DOCUMENTS

[to be attached]

EXHIBITS:
Exhibit A – Project Site Plan and Outline of the Premises
Exhibit B – Tenant Work Letter
Exhibit C – Acceptance Agreement
Exhibit D – Approved Hazardous Materials Exhibit
Exhibit E – Form of Tenant Estoppel

INDEX

Page(s)

Additional Rent	14
Additional Security Deposit	22
Advocate Arbitrators	10
Affiliate	47
Agreed Interest Rate	22
Alterations	25
Approved Hazardous Materials	28
Approved Hazardous Materials Exhibit	28
Arbitration Agreement	11
Audit Notice	20
Base Building	25
Base Monthly Rent	13
Briefs	11
Building	4
Building Systems	9, 25
City	52
Common Areas	4
Comparable Buildings	10
Comparable Transactions	9
Concessions	9
Control	47
Cosmetic Alterations	25
Electronic Payment	21
Electronic Payment Notice	21
Environmental Questionnaire	28
Estimate	19
Estimate Statement	19
Estimated Project Expenses	19
Estoppel Certificate	49
Event of Tenant’s Default	39
Excess	19
Expansion Period	5
Expansion Space Amendment	6
Expansion Space Security Deposit	6
Expense Year	14
Eyebrow Sign	52
Fair Market Rent Rate,	9
FF&E	19
First Rebuttals	11
Force Majeure	58
Fremont ROFR Notice	7
Fremont ROFR Space	7
Hazardous Material Laws	31
Hazardous Materials	31
Hazardous Materials Usage	29
HMBP Plan	28
HVAC	23
Initial Security Deposit	22

Page(s)
Landlord Cure Right	32
Landlord Parties	31
Landlord's Initial Statement	12
Laws	23
Lease Commencement Date	8
Lease Expiration Date	8
Lease Term	8
Lease Year	8
Lines	26
Losses	31
Mail	53
Monument Sign	52
Net Worth	6, 47
Neutral Arbitrator	11
Neutral Audit	20
Notices	53
Objectionable Name	52
OFAC	58
Operating Expenses	14
Option Conditions	9
Option Rent	9
Option Term	9
Original Improvements	34
Original Tenant	5
Other Improvements	57
Outside Agreement Date	10
Permitted Assignee	47
Permitted Transfer	47
Permitted Transferee	47
Private Restrictions	23
Prohibited Person	58
Project	4
Project Expenses	17
Proposition 13	18
Real Property Taxes	17
Records	20
Reduction Conditions	6
Reduction Date	6
Renovations	56
Rent	14
Review Period	20
ROFR Period	7
ROFR Space Amendment	7
Rules and Regulations	24
Ruling	12
Second Rebuttals	11
Security Deposit	22
Security Instruments	49
Statement	19
Subject Space	42

Page(s)
Temporary Taking	38
Tenant Parties	31
Tenant Signage	52
Tenant’s Agents	27
Tenant’s Expansion Notice	5
Tenant’s Initial Statement	12
Tenant’s Rebuttal Statement	12
Tenant’s Share	19
Tenant’s Subleasing Costs	44
Transfer	41
Transfer Agreement	45
Transfer Notice	42
Transfer Premium	44
Transferee	41
Warren Expansion Space	5
Warren Expansion Space Commencement Date	5